Moody National REIT I, Inc., POSAM
EXHIBIT 10.60

AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT OF PURCHASE AND SALE (this “Agreement”) is made as of April 23, 2013, by and between NAMAN ASHLEY I, LLC, a South Carolina limited liability company (the “Seller”), and MOODY NATIONAL REIT I, INC., a Maryland corporation (the “Purchaser”).

RECITATIONS:

A.           Seller is the owner of that certain tract of land more particularly described on Exhibit “A” attached hereto and made a part hereof, located at 7331 Mazyck Road, North Charleston, South Carolina 29406, together with the improvements thereon commonly known as the Hyatt Place North Charleston Hotel (the “Hotel”) consisting of approximately 2.32 acres of land , together with all rights, titles, benefits, easements, privileges, remainders, tenements, hereditaments, interests, reversions and appurtenances thereunto belonging or in any way appertaining, and all of the estate, right, title, interest, claim or demand whatsoever of the Seller therein, including in and to adjacent strips and gores, if any, between the Land and abutting properties, and in and to adjacent streets, highways, roads, alleys or rights-of-way, and the beds thereof, either at law or in equity, in possession or expectancy, now or hereafter acquired, all water and mineral rights, development rights and all easements, rights and other interests appurtenant thereto, (the “Land”) and all buildings and improvements, including the 113-key Hyatt Place North Charleston Hotel, located on the Land (the “Improvements”). The Land and the Improvements, together with the Personal Property are sometimes referred to hereinafter together as the “Hotel.”

B.           Purchaser desires to purchase the Property, including the Hotel, from the Seller, and the Seller desires to sell the Property, including the Hotel, to Purchaser, for the Purchase Price (as defined below) and upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants, promises and undertakings of the parties hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, it is agreed:

ARTICLE I
DEFINITIONS

The following terms shall have the indicated meanings:

1.1           “Accounts Receivable” shall mean all accounts receivable of the Hotel which are shown on the city ledger or other applicable records of the Hotel.

1.2           “Advance Bookings” shall mean reservations and agreements made or entered into by Seller or Manager prior to Closing and assumed by Purchaser for Hotel rooms or meeting rooms to be utilized after Closing, or for catering services or other Hotel services to be provided after Closing.

1.3           “Adjacent Property” shall have the meaning ascribed to such term in Section 7.2(j).

1.4           “Affiliate” shall mean any Person that is directly or indirectly (through one or more intermediaries) controlled by, under common control with, or controlling another Person.  For the purposes of this definition, “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any Person or the power to veto major policy decisions of any Person, whether through the ownership of voting securities, by contract or otherwise.

1.5           “Agreement” shall have the meaning ascribed to such term in the Preamble.

1.6           “Applicable Laws” shall mean any applicable building, zoning, subdivision, environmental, health, safety or other governmental laws, statutes, ordinances, resolutions, rules, codes, regulations, orders or determinations of any Governmental Authority or of any insurance boards of underwriters (or other body exercising similar functions), or any restrictive covenants or deed restrictions affecting the Property or the ownership, operation, use, maintenance or condition thereof.

1.7           “Assignment and Assumption Agreement” shall mean an assignment and assumption agreement between Seller and Purchaser in the form mutually agreed to by the parties whereby Seller assigns and Purchaser assumes all of the Seller’s rights, title and interest in and to the Hotel Agreements which are disclosed to Purchaser and not terminated prior to Closing in accordance with this Agreement.

1.8           “Authorizations” shall mean all certificates of occupancy, licenses, permits, authorizations and approvals required by any governmental or quasi-governmental agency, body, department, commission, board, bureau, instrumentality or officer, or otherwise appropriate with respect to the construction, ownership, operation, leasing, maintenance, or use of the Property or any part thereof.

1.9           “Bankruptcy Code” shall have the meaning ascribed to such term in Section 3.21.

1.10           “Bill of Sale and General Assignment” shall mean a bill of sale and general assignment between the Seller and Purchaser in the form mutually agreed to by the parties conveying title to the Personal Property (other than Leased Property) from Seller to Purchaser, together with any Warranties and Guaranties related thereto, and the Advanced Bookings.

1.11           “Closing” shall mean the consummation of the sale and purchase of the Property pursuant to this Agreement.

1.12           “Closing Date” shall mean the date that is fifteen (15) days following the expiration of the Study Period, subject to Purchaser’s right to extend the Closing Date for up to an additional fifteen (15) days by providing written notice to Seller on or before the originally scheduled Closing Date.

1.13           “Closing Documents” shall have the meaning ascribed to such term in Section 7.1.

1.14           “Code” shall have the meaning ascribed to such term in Section 10.13.

1.15           “Covered Audit Period” shall have the meaning ascribed to such term in Section 2.4(f).

1.16           “Deed” shall mean a special warranty deed in the form mutually agreed to by the parties conveying fee title to the Real Property from the Seller to Purchaser, subject to the Permitted Title Exceptions.

1.17           “Earnest Money” shall have the meaning ascribed to such term in Section 2.3.

1.18           “Effective Date” (or other similar phrases such as “date of this Agreement” or “date hereof”) shall mean the first date on which the Escrow Agent shall have acknowledged receipt of this Agreement fully executed by the Seller and the Purchaser.

1.19           “Employees” shall have the meaning ascribed to such term in Section 3.6.

1.20           “Environmental Conditions” shall have the meaning ascribed to such term in Section 4.6(c).

1.21           “Environmental Laws” shall mean any present or future federal, state or local laws, statutes, codes, ordinances, rules, regulations, standards, policies, court orders, decrees, administrative orders, guidelines or other governmental directives, as well as common law, relating to protection of human health or safety or the environment or relating to Hazardous Materials, including without limitation, the Water Pollution Control Act (33 U.S.C. § 1251 et seq.), Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), Safe Drinking Water Act (42 U.S.C. § 3000(f) et seq.), Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), Clean Air Act (42 U.S.C. § 7401 et seq.), Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), and any law, statute, regulation, rule or ordinance of the state in which one or more of the Properties is located and any other governmental entity with actual or asserted jurisdiction over the Property or part thereof, concerning such hazardous, special or toxic materials, wastes or substances or any judicial, administrative, or otherwise binding and applicable interpretation of any such laws, rules or regulations.

1.22           “ERISA” shall have the meaning ascribed to such term in Section 3.6.

1.23           “Escrow Agent” shall mean the Title Company.

1.24           “Exchange” shall have the meaning ascribed to such term in Section 10.13.

1.25           “Executive Orders” shall have the meaning ascribed to such term in Section 4.5.

1.26           “Final Rooms Revenue” shall mean the final nights room revenue for the Hotel (revenue from rooms occupied as of 11:59 p.m. on day prior to the Closing Date, exclusive of food, beverage, telephone and similar charges which shall be retained by the Seller), including any sales taxes, room taxes or other taxes thereon.

1.27           “FIRPTA Certificate” shall mean the affidavit of Seller under Section 1445 of the Internal Revenue Code, as amended.

1.28           “First Earnest Money Deposit” shall have the meaning ascribed to such term in Section 2.3.

1.29           “Governmental Authority” shall mean any federal, state, county, municipal or other government or governmental or quasi-governmental agency, department, commission, board, bureau, office or instrumentality, foreign or domestic, or any of the them.

1.30           “Hazardous Substances” shall have the meaning ascribed to such term in Section 3.14.

1.31           “Hotel” shall have the definition ascribed to such term in the Recitals.

1.32           “Hotel Agreements” shall mean collectively the Operating Agreements, Leased Property Agreements, Off-Site Facility Agreements and the Occupancy Agreements.

1.33            “Improvements” shall mean the Hotel and all other buildings, structures, improvements, and all fixtures, systems, facilities and other items of real estate located on the Land.

1.34           “Independent Contract Consideration” shall mean One Hundred and No/100 Dollars ($100.00) of the Earnest Money which shall be paid by the Escrow Agent to the Seller in the event that Purchaser elects to terminate this Agreement.

1.35           “Insurance Policies” shall mean all policies of insurance maintained by or on behalf of the Seller pertaining to the Property, its operation, or any part thereof.

1.36           “Intangible Personal Property” shall mean the Seller’s right, title and interest in and to all intangible personal property owned or possessed by the Seller and used in connection with the ownership or operation of the Property, including, without limitation, (1) Authorizations, (2) utility and development rights and privileges, general intangibles, business records, plans and specifications pertaining to the Real Property and the Personal Property, (3) any unpaid award for taking by condemnation or any damage to the Land by reason of a change of grade or location of or access to any street or highway, (4) the share of the Final Rooms Revenue determined under Section 7.6(h) hereof, and (5) Advance Bookings, excluding the Seller’s cash on hand, in the bank accounts and invested with financial or other institutions.

1.37           “Inventory” shall mean all inventories of food, beverage and consumable items in opened or unopened cases and all in-use reserve stock of linens, towels, paper goods, soaps, cleaning supplies, office supplies, engineering supplies, maintenance supplies, parts and tools and other “inventories of merchandise” and “inventories of supplies” as such terms are defined in the Uniform System of Accounts for Hotels used in connection with the operation and maintenance of the Hotel.

1.38           “Knowledge” shall mean the actual knowledge of Nick Patel and without any duty of inquiry or investigation other than the inquiry of the Hotel’s general manager.  For the purposes of this definition, the term “actual knowledge” means, with respect to any person, the conscious awareness of such person at the time in questions, and expressly excludes any constructive or implied knowledge of such person.

1.39           “Land” shall mean approximately 2.32 acres of land more particularly described on Exhibit “A” , together with all rights, titles, benefits, easements, privileges, remainders, tenements, hereditaments, interests, reversions and appurtenances thereunto belonging or in any way appertaining, and all of the estate, right, title, interest, claim or demand whatsoever of the Seller therein, including in and to adjacent strips and gores, if any, between the Land and abutting properties, and in and to adjacent streets, highways, roads, alleys or rights-of-way, and the beds thereof, either at law or in equity, in possession or expectancy, now or hereafter acquired, all water and mineral rights, development rights and all easements, rights and other interests appurtenant thereto.

1.40           “Leased Property” shall mean all leased items of Tangible Personal Property, including items subject to any capital lease, operating lease, financing lease, or any similar agreement (if any).

1.41           “Leased Property Agreements” shall mean all lease agreements pertaining to the Leased Property (if any) set forth on Exhibit “D” hereto, as such Exhibit may be modified consistent with the provisions of this Agreement.

1.42           “License Agreement” shall mean the license or franchise agreement, dated December 15, 2006, between Licensor and Seller with respect to the Hotel.

1.43           “Licensor” shall mean Hyatt Place Franchising, L.L.C.

1.44           “Liquor Permit” shall have the meaning ascribed to such term in Section 7.11.

1.45            “Management Agreement” shall mean that certain Hotel Management Agreement, dated as of January 1, 2011, between Manager and Seller with respect to the Hotel.

1.46           “Manager” shall mean Naman Management, LLC.

1.47           “Monetary Title Encumbrances” shall have the meaning ascribed to such term in Section 2.4(e).

1.48           “New Manager” shall have the meaning ascribed to such term in Section 5.1(e).

1.49           “Occupancy Agreements” shall mean the leases, concession or occupancy agreements in effect with respect to the Real Property under which any tenants (other than Hotel guests and other than Seller) or concessionaires have the right to occupy space upon the Real Property set forth on Exhibit “E” hereto, as such Exhibit may be modified consistent with the provisions of this Agreement.

1.50           “Off-Site Facility Agreements” shall mean the leases, contracts and agreements, if any, pertaining to facilities not located on the Property but which are required and presently used for the operation of the Hotel including, without limitation, use agreements for local golf courses, and parking or garage contracts or leases, as set forth on Exhibit “F” hereto, as such Exhibit may be modified consistent with the provisions of this Agreement.

1.51           “Operating Agreements” shall mean the service, supply, maintenance and repair, and other similar contracts in effect with respect to the Property (other than the Occupancy Agreements, Leased Property Agreements, Off-Site Facility Agreements and the Management Agreement) related to construction, operation, or maintenance of the Property and the business conducted thereon, as set forth on Exhibit “G” hereto, as such Exhibit may be modified consistent with the provisions of this Agreement.

1.52            “Owner’s Title Policy” shall mean an owner’s policy of title insurance issued to Purchaser by the Title Company, pursuant to which the Title Company (or any applicable underwriter) insures Purchaser’s ownership of fee simple title to the Real Property, subject only to Permitted Title Exceptions.

1.53           “Patriot Act” shall have the meaning ascribed to such term in Section 4.5.

1.54           “Permits” shall have the meaning ascribed to such term in Section 3.13.

1.55           “Person” shall mean an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Authority.

1.56           “Permitted Title Exceptions” shall mean those exceptions to title to the Real Property that are satisfactory or deemed satisfactory to Purchaser as determined pursuant to Section 2.4(e) hereof.

1.57           “Personal Property” shall mean collectively the Tangible Personal Property and the Intangible Personal Property.

1.58           “Property” shall mean collectively the Real Property and Personal Property.

1.59            “Purchase Price” shall mean the amount of ELEVEN MILLION EIGHT HUNDRED THOUSAND AND NO/100 DOLLARS ($11,800,000.00) payable in the manner described in Section 2.2 hereof, which amount shall include the Inventory.

1.60           “Purchaser” shall have the meaning ascribed to such term in the Preamble.

1.61           “Purchaser Parties” shall mean Purchaser’s directors, officers, lenders, employees, agents, counsel, consultants or representatives.

1.62           “Purchaser’s Objections” shall have the meaning ascribed to such term in Section 2.4(e).

1.63           “Purchaser’s PIP” shall have the meaning ascribed to such term in Section 7.12.

1.64           “Real Property” shall mean the Land and the Improvements.

1.65           “REIT Audit” shall have the meaning ascribed to such term in Section 2.4(f).

1.66           “Restrictive Covenants” shall have the meaning ascribed to such term in Section 7.2(j).

1.67           “ROFR” shall have the meaning ascribed to such term in Section 7.2(k).

1.68            “SEC” shall have the meaning ascribed to such term in Section 6.8.

1.69           “Second Earnest Money Deposit” shall have the meaning ascribed to such term in Section 2.3.

1.70           “Seller” shall have the meaning ascribed to such term in the Preamble.

1.71           “Seller’s Response” shall have the meaning ascribed to such term in Section 2.4(e).

1.72           “Seller’s Response Period” shall have the meaning ascribed to such term in Section 2.4(e).

1.73           “Study Period” shall mean the period ending at 5:00 p.m. on the date which is forty-five (45) days following the Effective Date.  Except as expressly noted herein to the contrary, times referred to in this Agreement shall mean the times as in effect, from time to time, in Houston, Texas.

1.74           “Submission Matters” shall have the meaning ascribed to such term in Section 2.4(b).

1.75           “Survival Period” shall have the meaning ascribed to such term in Section 3.22.

1.76           “Tangible Personal Property” shall mean the items of tangible personal property consisting of all furniture, fixtures, equipment, machinery, Inventory, all vehicles used in operation of Property and the Hotel and other tangible personal property of every kind and nature (which does not include cash-on-hand and petty cash) located at the Hotel which shall be owned by Seller or leased by

Seller pursuant to a Leased Property Agreement, including, without limitation, Seller’s interest as lessee with respect to any such leased Tangible Personal Property.

1.77           “Terrorism Executive Order” shall have the meaning ascribed to such term in Section 4.5.

1.78           “Title Commitment” shall have the meaning ascribed to such term in Section 2.4(e).

1.79           “Title Company” shall mean Declaration Title Company, LLC, 50 Briar Hollow, Suite 205W, Houston, Texas 77027, or other title insurance underwriter selected by Purchaser and reasonably acceptable to the Seller.

1.80           “Updated Survey” shall mean a current ALTA as-built survey of the Real Property, certified to Purchaser and the Title Company by a land surveyor or professional engineer qualified in the jurisdiction in which the Real Property is located, to be provided by Seller to Purchaser pursuant to the provisions of Section 2.5(f).

1.81            “Warranties and Guaranties” shall mean, to the extent assignable, all of Seller’s interest in any existing warranties and guaranties relating to the development, construction, ownership and operation of the Improvements, the Tangible Personal Property, the Hotel or any part thereof.

ARTICLE II
PURCHASE AND SALE; DEPOSIT; PAYMENT OF
PURCHASE PRICE; STUDY PERIOD

2.1            Purchase and Sale.  The Seller agrees to sell the Property and deliver the Restrictive Covenant and ROFR (as such terms are defined in Section 7.2),  and Purchaser agrees to purchase the Property, free and clear of all liens and encumbrances, for the Purchase Price and in accordance with and subject to the other terms and conditions set forth herein.

2.2            Payment of Purchase Price.  Purchaser shall pay the Purchase Price, as adjusted in the manner specified in Article VII and as set forth below, to the Seller (or other party designated by the Seller) at Closing by making a wire transfer of immediately available federal funds to the account of the Seller (or other party designated by the Seller).  Such wire transfer shall be sent by Purchaser to the Escrow Agent for the account of the Seller no later than 2:00 p.m., Houston, Texas time on the Closing Date.

2.3            Earnest Money.  Within one (1) business day following the Effective Date, Purchaser will deliver to the Escrow Agent the sum of ONE HUNDRED THOUSAND AND NO/100 DOLLARS ($100,000.00) (the “First Earnest Money Deposit”).  Within one (1) business day following the expiration of the Study Period, assuming Purchaser has not previously elected to terminate this Agreement, Purchaser shall deliver to the Escrow Agent the additional sum of ONE HUNDRED THOUSAND AND NO/100 DOLLARS ($100,000.00) (the “Second Earnest Money Deposit”) (the First Earnest Money Deposit and the Second Earnest Money Deposit, if any, and all interest earned thereon are hereinafter collectively referred to as the “Earnest Money”).  The Earnest Money shall be invested by the Escrow Agent in short term interest bearing accounts at banks or other financial institutions, which accounts must be insured by the Federal Deposit Insurance Corporation.  All interest earned on such deposits shall belong to the party (as between the Seller and Purchaser) who is entitled to receive the Earnest Money under the applicable provisions of this Agreement.  In the event the transactions contemplated herein are not closed in accordance with the provisions hereof, the Earnest Money shall be disbursed to either the Seller or Purchaser as provided in this Agreement.

2.4           Due Diligence.

(a)           Purchaser shall have the right, until 5:00 p.m. the last day of the Study Period, and thereafter if Purchaser does not notify the Seller in writing prior to the expiration of the Study Period that Purchaser has elected to terminate this Agreement, to enter upon the Real Property upon not less than one (1) business day prior notice to the Seller, and to perform at Purchaser’s expense and subject to terms and conditions set forth in Section 2.5(d) below, such due diligence investigations as Purchaser may deem appropriate.  If prior to the expiration of the Study Period, Purchaser provides written notice to the Seller and Escrow Agent that it has determined in its sole, absolute and unreviewable discretion, not to proceed with purchase of the Property, this Agreement shall automatically terminate, the Earnest Money shall be returned to Purchaser and the Seller and Purchaser shall be released from all further liability or obligation hereunder except those which expressly survive a termination of this Agreement.  In the event of such termination, the Earnest Money, less the Independent Contract Consideration, shall be refunded by the Escrow Agent to Purchaser without any further notice to Escrow Agent.

(b)           Seller shall, on or before 5:00 p.m. C.D.T. on the date which is five (5) days following the Effective Date, deliver copies of the items identified in Exhibit “B” (collectively, the “Submission Matters”) to Purchaser to the extent such items are in the Seller’s or Manager’s possession or control.  In addition, at all times prior to the Closing, Seller shall also provide to Purchaser, within two (2) business days of Purchaser’s request thereof, such other documents and information as Purchaser or Purchaser’s lender may from time to time reasonably request which are in Seller’s or the Manager’s possession or control.  During the Study Period, upon one (1) business day prior notice and upon conditions reasonably established by the Seller, the Seller shall also make available at the Hotel to the Purchaser, and the Purchaser’s agents, auditors, engineers, attorneys, consultants, and potential lessees, partners and lenders (collectively, the “Purchaser Parties”), for inspections and/or copying at the Purchaser’s expense, the Seller’s and the Manager’s books, records, and correspondence specifically relating to the Property which are in the Seller’s or the Manager’s possession at the Hotel, excluding any correspondence or materials subject to the attorney-client privilege or which the Seller is contractually or legally not permitted to disclose.

(c)           If for any reason whatsoever Purchaser does not purchase the Property, Purchaser shall promptly (i) deliver to the Seller or destroy copies of the Submission Matters delivered to or copied by Purchaser or Purchaser Parties, and (ii) deliver, upon written request of Seller, copies of all third-party reports prepared for Purchaser with respect to the Property, which have been finalized by such third-party; provided, however, that Purchaser shall not be obligated to deliver to the Seller any materials of a proprietary nature (such as, for the purposes of example only, any financial forecast or market repositioning plans) prepared for Purchaser or Purchaser Parties in connection with the Property or any materials that Purchaser or any of Purchaser Parties are contractually restricted from delivering, and the Seller acknowledges that any such materials delivered to the Seller pursuant to the provisions of clause (ii) shall be without cost to Purchaser and without warranty, representation or recourse whatsoever other than that such materials have been fully paid for and may be delivered to the Seller.  The terms of this Section 2.4(c) shall survive the termination of this Agreement.

(d)           Purchaser shall indemnify, hold harmless and defend the Seller against any loss, damage, liability or claim for personal injury or property damage and any other loss, damage, liability, claim or lien to the extent arising from the acts upon the Real Property by Purchaser or Purchaser Parties or any agents, contractors or employees of Purchaser or Purchaser Parties, except for the discovery of

existing conditions of the Real Property.   Purchaser understands and accepts that any on-site inspections of the Property shall occur at reasonable times agreed upon by the Seller and Purchaser after not less than one (1) business day prior notice to the Seller and shall be conducted so as not to interfere unreasonably with the operation of the Property and the use of the Property by the tenants and the guests of the Hotel.  The Seller shall have the right to have a representative present during any such inspections.  If Purchaser desires to do any invasive testing at the Property, Purchaser shall do so only after obtaining the prior written consent of Seller.  Purchaser shall not permit any liens to attach to the Property by reason of such inspections.  Purchaser shall (i) restore the Property, at its own expense, to substantially the same condition which existed prior to any inspections or other activities of Purchaser thereon; and (ii) be responsible for and pay any and all liens by contractors, subcontractors, materialmen, or laborers performing the inspections or any work for Purchaser or Purchaser Parties on or related to the Property.  The provisions of this Section 2.4(d) shall survive any termination of this Agreement and a closing of the transaction contemplated hereby.

(e)           Within five (5) days after the Effective Date, the Purchaser shall cause the Title Company to furnish to the Purchaser and Seller, a title insurance commitment bearing an effective date not earlier than thirty (30) days prior to the Effective Date issued by the Title Company covering the Real Property, binding the Title Company to issue the Owner’s Title Policy together with legible copies (to the extent such legible copies are available) of all documents identified in such title insurance commitment as exceptions to title (collectively, the “Title Commitment”) with respect to the state of title to the Property.  Within ten (10) days after delivery of the Title Commitment to Seller by Purchaser, the Seller shall cause a surveyor licensed to practice in the state where the Property is located to furnish to Purchaser an updated survey (the “Updated Survey”) of the Land and Improvements.  Within five (5) business days following its receipt of the Title Commitment and the Updated Survey (but no later than, or within five (5) business days of any supplement to the Title commitment or Updated Survey the Purchaser shall notify the Seller of any matters identified in the Title Commitment and the Updated Survey that the Purchaser is unwilling to accept (including any defect or failure of the Title Commitment and the Updated Survey to comply with requirements of this Section 2.4(e)) (collectively, the “Purchaser’s Objections”)).  Notwithstanding anything herein to the contrary, the Seller shall be obligated to pay and discharge any encumbrances or obligations arising from delinquent taxes, mortgages, deeds of trust, security agreements, mechanics’ liens or other similar liens or charges which were created, consented to, or expressly assumed by Seller, including without limitation any loans, bonds or due and payable obligations to municipal or other governmental bodies (collectively, “Monetary Title Encumbrances”).  No Monetary Title Encumbrances shall be considered to be a Permitted Title Exception.  For such purposes, the Seller may use all or a portion of the Purchase Price to pay or discharge any such Monetary Title Encumbrances at the Closing.  The Seller may notify Purchaser within five (5) days after receipt of Purchaser’s Objections (the “Seller’s Response Period”) whether the Seller, in its sole discretion, agrees to cure any of such Purchaser’s Objections, (the “Seller’s Response”).  If the Seller agrees in the Seller’s Response Period to cure any of such Purchaser’s Objections, the Seller shall use good faith efforts (without the obligation to expend any money or incur any liability) to cure such Purchaser’s Objections which the Seller has agreed to attempt to cure on or before the Closing.  If the Seller does not provide the Seller’s Response to the Purchaser within the Seller’s Response Period, the Seller shall be deemed to have elected not to cure Purchaser’s Objections.  If (i) Seller elects to not cure or is deemed to have elected not to cure any Purchaser’s Objections, within five (5) days after receipt of Seller’s Response (or, after the expiration of Seller’s Response Period in the event no Seller’s Response is delivered) or (ii) in the event Seller agrees in the Seller’s Response Period to cure any of such Purchaser’s Objections, but fails to do so on or before the Closing, Purchaser shall, in its sole and absolute discretion, elect (1) to waive such Purchaser’s Objections without any abatement in the Purchase Price and proceed to close or (2) to terminate this Agreement in which case the parties hereto shall be released from all further obligations hereunder, except those which expressly survive a termination of this Agreement. In the event Purchaser does not timely provide to the Seller notice of Purchaser’s election in response to Seller’s Response, Purchaser shall be deemed to have elected clause (1) of the preceding sentence.  In the event of Purchaser’s termination or deemed termination pursuant to this Section 2.5(e), the Earnest Money, less the Independent Contract Consideration, shall be refunded by the Escrow Agent to Purchaser without any further notice to Escrow Agent and despite any objection or potential objection by Seller.

(f)           At Purchaser’s sole cost and expense, Purchaser’s auditor shall promptly conduct an audit as required of Purchaser pursuant to Rules 3-05 and 3-14 of Securities and Exchange Commission Regulation S-X (the “REIT Audit”) of the income statements and balance sheets of the Property for the last two (2) complete (and a 2010 stub year) fiscal years immediately preceding the Closing Date and the stub period through the Closing Date (the “Covered Audit Period”), and Seller shall reasonably cooperate (at no cost to Seller) with Purchaser’s auditor in the conduct of such REIT Audit.  Without limiting the foregoing, (i) Purchaser or its designated independent or other auditor shall promptly audit the operating statements of the Property, at Purchaser’s expense and, upon Purchaser’s prior written request, Seller shall allow Purchaser’s auditors reasonable access to such books and records maintained by Seller in respect to the Property and pertaining to the Covered Audit Period as necessary to conduct such REIT Audit, and (ii) Seller shall use reasonable efforts to provide to Purchaser such existing financial information as may be reasonably required by Purchaser and required for Purchaser’s auditors to conduct such REIT Audit; provided, however, that the ongoing obligations of Seller shall be limited to providing such information or documentation as may be in the possession or control of Seller, the Seller’s accountants or Manager, at no cost to any of such parties, and in the format that Seller or its accountants or Manager have maintained such information.  Seller certifies and represents and warrants to Purchaser that the materials delivered to Purchaser in connection with the REIT Audit shall be true and accurate in all material respects and to Seller’s knowledge there are no known fraud or material misrepresentation, or material subsequent events not reflected in such materials.  Notwithstanding anything contained in this paragraph to the contrary, in no event shall Seller or any of Seller’s Affiliates be obligated to disclose any confidential or non-public financial information with respect to any of Seller’s Affiliates or any property of any such Seller’s Affiliate.  This provision shall survive Closing.

ARTICLE III
SELLER’S REPRESENTATIONS AND WARRANTIES

In order to induce Purchaser to enter into this Agreement and to purchase the Property, and to pay the Purchase Price therefor, Seller hereby makes the representations and warranties set forth below.  Each such representation shall be materially true and correct on the Effective Date and shall be materially true and correct on the Closing Date.

3.1           Organization and Power.  Seller is a limited liability company duly organized, validly existing and in good standing under the laws of South Carolina and has all requisite power and authority to enter into and perform its obligations hereunder and under any document or instrument required to be executed and delivered on behalf of the Seller hereunder.

3.2           Authorization and Execution.  This Agreement (and all documents contemplated hereby) has been duly authorized by all necessary action on the part of the Seller, has been duly executed and delivered by the Seller, constitutes the valid and binding agreement of the Seller and is enforceable against the Seller in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights generally or by the principles governing the availability of equitable remedies.  The Person executing this Agreement on behalf of the Seller, for and on behalf of the Seller, has the authority to do so.

3.3           Non-contravention.  Subject to any consent to the assignment of any particular Hotel Agreement required by the terms thereof or by Applicable Laws, the execution and delivery of, and the performance by the Seller of its obligations under, this Agreement do not and will not contravene, or constitute a default under, any provision of any Applicable Law or regulation, the Seller’s organizational documents or any agreement, judgment, injunction, order, decree or other instrument binding upon the Seller or to which the Property is subject, or result in the creation of any lien or other encumbrance on any asset of the Seller.

3.4           Litigation.  There is no action, suit or proceeding, pending or, to Seller’s Knowledge, known to be threatened, against or affecting Seller, in any court or before any arbitrator or before any Governmental Authority which would materially and adversely affect the ability of the Seller to perform its obligations hereunder, or under any document to be delivered pursuant hereto.

3.5           Seller Is Not a “Foreign Person”.  Seller is not a “foreign person” or a “disregarded entity” within the meaning of Section 1445 of the Internal Revenue Code, as amended (i.e., the Seller is not a foreign corporation, foreign partnership, foreign trust, foreign estate or foreign person as those terms are defined in the Internal Revenue code and regulations promulgated thereunder).

3.6           Labor and Employment Matters.  There are no employees of the Hotel other than those employees who are employed by Seller with respect to the Hotel (collectively, the “Employees”).  There are no agreements to which Seller is a party relating to any labor or collective bargaining agreement affecting the Hotel.   There are no pension plans of any type with respect to which Seller or the Property has an obligation.  Neither Seller nor Manager has received any written notice from any labor union or group of employees that such union or group represents or believes or claims it represents or intends to represent any of the employees of Seller or Manager at the Hotel nor has it received any notice of any claim of unfair labor practices.  Seller and Manager have and shall maintain through the Closing Date a level of employment at the Hotel that is sufficient for the normal business operations of the Hotel at standards required by the License Agreement.  The Closing of the transaction contemplated by this Agreement will not constitute or result in a violation of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or of any state or local statutes regulating investments of and fiduciary obligations with respect to governmental plans (as defined in Section 3(32) of ERISA).

3.7           Insurance.  All insurance policies held with respect to the Property by Seller are valid and in full force and effect.

3.8           No Special or Delinquent Taxes.  Except as disclosed by the Permitted Exceptions, Seller has no knowledge of, nor has it received any notice of, any special or delinquent taxes or assessments relating to the Property or any part thereof or any planned public improvements that may result in a special tax or assessment against the Property.

3.9           Right to Purchase.  Seller has not granted to any Person other than Purchaser any right to purchase the Property or any portion thereof or interest therein.

3.10          Condemnation.  There are no any pending or, to Seller’s Knowledge, threatened condemnation or similar proceedings affecting the Property.

3.11           Hotel.  All Hotel Agreements are listed on Exhibits “D”, “E”, “F”, and “G” attached hereto.  Seller has made or will make available to Purchaser true and complete copies of all such Hotel Agreements.  All such Hotel Agreements are in full force and effect, and there are no defaults or events that with notice or the passage of time or both, would constitute a default by Seller (or any party constituting Seller) or Manager under any such Hotel Agreement, nor, to Seller’s Knowledge, by any other party thereto.

3.12           Management and Franchise Agreements.  There are no existing management contracts or franchise (or other similar) agreements relating to the Property other than the Management Agreement and the License Agreement.

3.13           Permits.  To Seller’s Knowledge, all licenses (including, without limitation, liquor licenses), certificates of occupancy, permits and approvals required to be issued by any governmental authority or any third party and used in or necessary to the operation of the Hotel (the “Permits”) have been obtained and are in full force and effect.  Neither Seller nor Manager has received a written notice from any applicable governmental authority (a) of any violation, default, intended or threatened non-renewal, suspension or revocation of any of the Permits, the loss of which would have a material adverse effect on the present use and occupancy of the Hotel or (b) that such party is lacking any permits or licenses necessary for the present use and occupancy of the Hotel.

3.14           Environmental Matters.  Except as disclosed on Exhibit “H”, or in the environmental reports (and all modifications thereto) listed on Exhibit “H”, neither Seller nor Manager has received any written notice from any governmental or regulatory authority of the presence or release of any substance that is regulated under any Environmental Laws as a pollutant, contaminant or toxic, radioactive or otherwise hazardous substance, including petroleum, its derivatives or by-products and other hydrocarbons (collectively and individually, “Hazardous Substances”) that would cause the Hotel to be in violation of any applicable Environmental Laws and that remains uncured, nor has Seller received written notice from any applicable governmental or regulatory authority or has any knowledge that the Hotel is not in compliance with applicable Environmental Laws.  Except as otherwise disclosed in such environmental reports, to Seller’s Knowledge, (i) there are no Hazardous Substances located at, on or under the Hotel in violation of applicable Environmental Laws and (ii) no Hazardous Substances have leaked, escaped or been discharged, emitted or otherwise released from the Land underlying the Hotel onto any adjoining properties or from any adjoining property onto the Property in violation of applicable Environmental Laws.

3.15           Financial Information.  Attached as Exhibit “I” is a schedule of (a) all of the financial statements of the Seller for each of the last two complete fiscal years of the Seller (and a stub year for 2010), and (b) balance sheets and operating statements for the Hotel for the fiscal periods ending December 31, 2012, and March 31, 2013 a true and complete copy of each of which has been delivered to Purchaser.  All of the information contained in the financial statements and the balance sheets and operating statements has been prepared in accordance with generally accepted accounting principles applied consistently with past practices, fairly presents, in all material respects, the financial position of the Seller and the Hotel at the end of the period covered and the results of the operations thereof for each such period, and there has been no material adverse change in the financial condition, operations, results of operations or business of the Hotel since December 31, 2012.

3.16           Compliance with Applicable Law.  To Seller’s Knowledge, the Hotel is in compliance in all material respects with all Applicable Laws.  Neither Seller nor Manager has received any written notice from any governmental authority nor is either aware of any violations of law or municipal ordinances, orders or requirements with respect to the Hotel.

3.17           Taxes.  Seller has duly and timely filed all federal, state and local tax returns required to be filed by it, and all such returns are true, complete and correct in all material respects.  Seller has duly and timely paid all taxes and any interest and penalties thereon (including, without limitation, transient occupancy (bed) taxes), assessments and other governmental charges affecting the Property or required to be paid or collected by Seller in the operation of the Property which have been incurred or are due and payable (except real property taxes which are being contested or appealed in accordance with all Applicable Laws). Neither Seller nor Manager has received any written notice from any tax assessor of any proposed increase in real estate taxes with respect to the Hotel.

3.18           Hotel Improvements.  Except as may be identified in Purchaser’s PIP, to Seller’s knowledge, Licensor has not identified or requested any repairs, improvements or alterations to the Hotel.  Seller has no knowledge of any deficiencies which are not in compliance with current Licensor standards, including, but not limited to, any prior property improvement plans issued by Licensor which are outstanding or overdue.

3.19           Possession.  Seller has not granted to any party any license, lease, or other right relating to the use or possession of the Hotel or any part thereof, except tenants under the Occupancy Agreements and guests in the ordinary course of business.

3.20           Municipal Assessment/Notices.  To Seller’s Knowledge, there are no outstanding unpaid municipal assessment notices against the Property.

3.21           Bankruptcy.  None of the parties constituting Seller is insolvent within the meaning of Title 11 of the United States Code, as amended (the “Bankruptcy Code”), and has not ceased to pay its debts as they become due.  None of the parties constituting Seller has filed or taken any action to file a voluntary petition, case or proceeding under any section or chapter of the Bankruptcy Code, or under any similar law or statute of the United States or any state thereof, relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of its debts; and no such petition, case or proceeding has been filed against it which has not been dismissed, vacated or stayed on appeal; and none has been adjudicated as a bankrupt or insolvent or consented to, nor filed an answer admitting or failing reasonably to contest an allegation of bankruptcy or insolvency.  None has sought, or consented to or acquiesced in, the appointment of any receiver, trustee, liquidator or other custodian of it or a material part of its assets, or has made or taken any action to make a general assignment for the benefit of creditors or an arrangement, attachment or execution has been levied and no tax lien or other governmental or similar lien has been filed, against it or a material part of its properties, which has not been duly and fully discharged prior to the Effective Date.

3.22           Title to FF&E.  Other than Personal Property subject to the Hotel Agreements, Seller has good title to the Personal Property used in connection with the operation of the Hotel, which in each case shall be free and clear of all liens and encumbrances as of the Closing Date, subject only to the related Permitted Title Exceptions.

The representations and warranties in this Article III shall survive the Closing for a period of one (1) year following the Closing Date (“Survival Period”).  Notwithstanding anything to the contrary contained in this Agreement, any claim that Purchaser may have during the Survival Period against Seller for any breach of the representations and warranties contained in this Article III, covenants under this Agreement or claims related to any indemnities under this Agreement, will not be valid or effective, and Seller shall have no liability with respect thereto, unless the aggregate of all valid claims exceed $20,000.00.  Seller’s liability for damages resulting from valid claims during the Survival Period shall in no event exceed five percent (5%) of the Purchase Price in the aggregate.  Purchaser agrees that, with respect to any alleged breach of representations, warranty, covenant or any indemnity claims under this Agreement made or discovered after the Survival Period, the maximum liability of Seller for all such alleged breaches is limited to $100. In the event Purchaser obtains knowledge on or before Closing of any material inaccuracy in any of the representations and warranties contained in this Article III or covenants under this Agreement, Purchaser may, as Purchaser’s sole and exclusive remedy either: (i) terminate this Agreement whereupon the Earnest Money less the Independent Contract Consideration shall be refunded to Purchaser, and neither party shall have any further rights or obligations pursuant to this Agreement, other than as set forth herein with respect to rights or obligations that survive termination; or (ii) waive any and all claims against Seller on account of such inaccuracy and close the transaction.  In the event Purchaser obtains knowledge on or before the expiration of the Study Period of any inaccuracy in any of the representations and warranties contained in this Article III, and Purchaser does not terminate this Agreement on or before the expiration of the Study Period, Purchaser shall be deemed to have waived any and all claims against Seller on account of such inaccuracy (including the right to terminate this Agreement following the expiration of the Study Period).

ARTICLE IV
PURCHASER’S REPRESENTATIONS AND WARRANTIES

In order to induce the Seller to enter into this Agreement and to sell the Property, Purchaser hereby makes the following representations and warranties, each of which is made to Purchaser’s knowledge:

4.1     Organization and Power.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has all requisite power and authority to enter into and perform its obligations under this Agreement and any document or instrument required to be executed and delivered on behalf of Purchaser hereunder.

4.2     Authorization and Execution.  This Agreement has been (or will, with respect to transactions occurring after the expiration of the Study Period, prior to the expiration of the Study Period, be)  duly authorized by all necessary action on the part of Purchaser, has been duly executed and delivered by Purchaser, constitutes the valid and binding agreement of Purchaser and is enforceable against Purchaser in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights generally or by the principles governing the availability of equitable remedies.  The Person executing this Agreement on behalf of Purchaser has the authority to do so.

4.3     Non-contravention.  The execution and delivery of this Agreement and the performance by Purchaser of its obligations hereunder do not and will not contravene, or constitute a default under, any provisions of applicable law or regulation, Purchaser’s organizational documents, or any agreement, judgment, injunction, order, decree or other instrument binding upon Purchaser or result in the creation of any lien or other encumbrance on any asset of Purchaser.

4.4     Litigation.  There is no action, suit or proceeding, pending or known to be threatened, against or affecting Purchaser in any court or before any arbitrator or before any Governmental Authority which would materially and adversely affect the ability of Purchaser to perform its obligations hereunder, or under any document to be delivered pursuant hereto.

4.5     OFAC.  Purchaser represents and warrants to Seller that neither Purchaser nor any affiliate of Purchaser is subject to sanctions of the United States government or in violation of any federal, state, municipal or local laws, statutes, codes, ordinances, orders, decrees, rules or regulations relating to terrorism or money laundering, including, without limitation, Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) (the “Terrorism Executive Order”) or is similarly designated under any related enabling legislation or any other similar Executive Orders (collectively with the Terrorism Executive Order, the “Executive Orders”), the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56, the “Patriot Act”), any sanctions and regulations promulgated under authority granted by the Trading with the Enemy Act, 50 U.S.C. App. 1-44, as amended from time to time, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, as amended from time to time, the Iraqi Sanctions Act, Publ. L. No. 101-513; United Nations Participation Act, 22 U.S.C. § 287c, as amended from time to time, the International Security and Development Cooperation Act, 22 U.S.C. § 2349 aa-9, as amended from time to time, The Cuban Democracy Act, 22 U.S.C. §§ 6001-10, as amended from time to time, The Cuban Liberty and Democratic Solidarity Act, 18 U.S.C. §§ 2332d and 2339b, as amended from time to time, and The Foreign Narcotics Kingpin Designation Act, Publ. L. No. 106-120, as amended from time to time.

4.6           AS IS, WHERE IS.

EXCEPT AS SPECIFICALLY PROVIDED FOR IN THIS AGREEMENT:

(a)           Purchaser expressly acknowledges and agrees that, as a material part of the consideration for this Agreement, the Property is being sold to Purchaser and Purchaser agrees to purchase and accept the Property, and each and every part and component thereof, in an “as is, where is” condition as of the Closing with no representations or warranties from Seller, either express or implied except as expressly set forth in this Agreement or in any closing documents delivered by Seller in connection with Closing.  Purchaser agrees that Purchaser is not relying upon, and has not received or been given, any representations (except as expressly set forth in this Agreement or in any closing documents delivered by Seller in connection with Closing), statements or warranties (oral or written, implied or express) of or by any officer, employee, agent or representative of Seller, or any salesperson or broker (if any) involved in this transaction, as to the Property or any part or component thereof in any respect, including, but not limited to, any representations, statements or warranties as to the physical or environmental condition of the Property, the fitness of the Property for use as a hotel, the financial performance or potential of the Property, the compliance of the Property with applicable building, zoning, subdivision, environmental, life safety or land use laws, codes, ordinances, rules, orders, or regulations, or the state of repair of the Property, and Purchaser, for itself and its heirs, legal representatives, successors and assigns, waives any right to assert any claim or demand against Seller at law or in equity relating to any such matter, whether latent or patent, disclosed or undisclosed, known or unknown, now existing or hereafter arising.

(b)           Purchaser recognizes that the Hotel and Personal Property are not new and that there exists a possibility that the Property is not in compliance with the requirements which would be imposed on a newly constructed hotel by presently effective federal, state and local building, plumbing, electrical, fire, health, handicap, environmental and life safety laws, codes, ordinances, rules, orders and/or regulations (collectively, the “building codes”).  The Hotel and other improvements on the Land may contain substances or materials no longer permitted to be used in newly constructed buildings including, without limitation, asbestos or other insulation materials, lead or other paints, wiring, electrical, or plumbing materials and may not contain other materials or equipment required to be installed in a newly constructed building.  Purchaser will have the opportunity to investigate and inspect the Property and review the results of such investigations and inspections of the Property as Purchaser deemed necessary with respect to all such matters.  Purchaser agrees to accept and shall the Property in an “AS-IS, WHERE IS” condition and at Closing to accept and assume the risk of noncompliance of the Property with all such building codes.  Purchaser waives any right to excuse (except as expressly set forth in this Agreement or in any closing documents delivered by Seller in connection with Closing) or delay performance of its obligations under this Agreement or to assert any claim against Sellers (before or after Closing) arising out of any failure of the Property to comply with any such building codes.

(c)           Except as expressly set forth in this Agreement, it is specifically understood and agreed by Seller and Purchaser that Seller does not make, and shall not be deemed to have made, any representation, warranty or covenant with respect to (i) any Environmental Laws that may affect any of the Property or (ii) the presence or absence of any Hazardous or Toxic Substances in, on, above, under or about any of the Property (“Environmental Conditions”).  From and after Closing, Purchaser agrees for itself and for its heirs, successors and assigns, to waive all of its rights under this Agreement, if any, and any Environmental Laws to require Seller to remediate or “clean up” the Property and releases Seller from any liability of any kind or nature arising with respect to any Environmental Conditions at the Property.  Purchaser acknowledges and agrees that:  (a) Purchaser is an experienced and sophisticated owner of real property; (b) Purchaser has expressly negotiated the limitations of liability contained in this Section; and (c) the limitations contained in this Section are reasonable.  Purchaser acknowledges and agrees that Seller has agreed to enter into this Agreement in consideration for and in reliance upon the foregoing limitations of liability, and that the consideration under this Agreement is based in part on the limitations of liability.

(d)           Purchaser acknowledges and agrees that:  (a) Purchaser’s parent company is an experienced and sophisticated owner of real property; (b) Purchaser has expressly negotiated the limitations of liability contained in this Agreement; and (c) the limitations contained in this Section are reasonable.  Purchaser acknowledges and agrees that Seller has agreed to enter into this Agreement in consideration for and in reliance upon the foregoing limitations of liability, and that the consideration under this Agreement is based in part on the limitations of liability.

(e)           The provisions of this Article IV shall survive Closing.

ARTICLE V
CONDITIONS PRECEDENT

5.1                 As to Purchaser’s Obligations.  Subject to the provisions of Section 9.1, Purchaser’s obligations hereunder are subject to the timely satisfaction of the following conditions precedent on or before the Closing Date or such earlier date as is set forth below.

(a)           Seller’s Deliveries.  The Seller shall have delivered to or for the benefit of Purchaser, on or before the Closing Date, all of the documents required of the Seller pursuant to Sections 7.2 and 7.4 hereof.

(b)           Representations, Warranties and Covenants; Obligations of the Seller; Certificate.  All of the Seller’s representations and warranties made in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if then made; and the Seller shall have performed in all material respects all of its covenants and other obligations under this Agreement.  Further, a duly authorized officer of the Seller shall have executed at Closing a “bring down certificate” with respect to the aforesaid representations and warranties.

(c)           Title.  Title Company shall unconditionally be prepared to deliver to Purchaser Owner’s Title Policy (subject to the premiums therefor and delivery of the documents specified in Section 7.2 below and Purchaser’s authority documents).

(d)           License Agreement.  Licensor shall have approved of Purchaser or its designee as a franchisee of the Hotel and shall have entered into a new license agreement with Purchaser or shall have agreed with Purchaser on the terms of an assignment of the License Agreement.

(e)           Litigation.  There shall be no actions, suits, arbitrations, governmental investigations or other proceedings pending or, to Seller’s Knowledge, threatened against Seller or affecting the Property before any court or governmental authority, an adverse determination of which might materially and adversely affect (a) the financial condition or operations of Seller or the Hotel, (b) Seller’s ability to enter into or perform this Agreement or (c) Seller’s title to the Property.

(f)           Management Agreement. Prior to the Closing Date, Seller shall have terminated the Management Agreement effective as of the Closing.  If Purchaser shall have designated a replacement manager for the Hotel (the “New Manager”), Seller shall, and shall cause Manager to, cooperate with the New Manager in order to permit the New Manager to prepare to manage the Hotel from and after Closing.

(g)           REIT Audit.  Purchaser shall have completed the REIT Audit as contemplated under Section 2.4(f).

Each of the conditions contained in this Section are intended for the benefit of the Purchaser and may be waived in whole or in part, by the Purchaser.  If the conditions precedent set forth above are neither satisfied or waived by Purchaser on or before the Closing Date, Purchaser shall have the right to terminate this Agreement, obtain a refund of the Earnest Money and Seller and Purchaser shall be released from all further liability or obligation hereunder except those which expressly survive the termination of this Agreement; provided however that if Seller is in default hereof at the time of such termination, Section 9.1 shall additionally apply.

5.2           As to the Seller’s Obligations.  Subject to the provisions of Section 9.2, the Seller’s obligations hereunder are subject to the satisfaction of the following conditions precedent:

(a)           Purchaser’s Deliveries.  Purchaser shall have delivered to or for the benefit of the Seller, on or before the Closing Date, all of the documents and payments required of the  Purchaser pursuant to Sections 7.3 and 7.4 hereof.

(b)           Representations, Warranties and Covenants; Obligations of Purchaser; Certificate.  All of Purchaser’s representations and warranties made in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if then made; and Purchaser shall have performed in all material respects all of its covenants and other obligations under this Agreement.  Further, a duly authorized officer of Purchaser shall have executed at Closing a “bring down certificate” with respect to the aforesaid representations and warranties.

(c)           License Agreement.  The License Agreement between the Seller and the Licensor shall have been either assigned to Purchaser or terminated and the Purchaser shall bear the cost of, and hereby agrees to pay, any and all termination fees and expenses related thereto, if any.  The Seller, the Manager, if applicable, any guarantor, and each of their respective Affiliates, shall have been released from all future duties, liabilities and obligations under the License Agreement and any guarantee(s) thereof, in such form and to such an extent that Licensor customarily provides, if any.

Each of the conditions contained in this Section are intended for the benefit of Seller and may be waived in whole or in part, by Seller.  If the conditions precedent set forth above are neither satisfied or waived by Seller on or before the Closing Date, Seller shall have the right to terminate this Agreement, Purchaser will receive  a refund of the Earnest Money and Seller and Purchaser shall be released from all further liability or obligation hereunder except those which expressly survive the termination of this Agreement; provided however if Purchaser is in default hereof at the time of such termination, Section 9.2 shall additionally apply and the Earnest Money shall be paid in accordance therewith.

This Article V shall survive Closing or termination of this Agreement.

ARTICLE VI
PRE-CLOSING (AND CERTAIN POST CLOSING)
COVENANTS OF SELLER AND PURCHASER

6.1           Operating Agreements/Occupancy Agreements/Leased Property Agreements/Off-Site Facility Agreements.  Purchaser will advise Seller in writing within twenty (20) days after the Effective Date as to which Hotel Agreements Purchaser will assume and which Hotel Agreements Purchaser requests be terminated at Closing; and Seller shall, at Seller’s cost, terminate, as of the Closing Date, all Hotel Agreements with respect to the Property which Purchaser does not expressly agree to assume.  Seller shall, at Seller’s cost, terminate, as of the Closing Date, all existing management agreements with respect to the Property.  Seller shall not enter into any new agreement affecting the Property (except to address an emergency), or modify any existing agreement affecting the Property (but may terminate any Service Contract that is in default), which will be binding on the Property after Closing, without first obtaining Purchaser’s approval of the proposed action, which approval or disapproval shall be in Purchaser’s sole discretion.  Should Purchaser fail to notify Seller in writing of any objections to a new agreement within five (5) Business Days after receipt of Seller’s written request for approval, then Purchaser shall be deemed to have approved such new agreement.  Seller agrees not to request the agreements with SCE&G, MSI, LodgNet and/or Mac Gray be terminated and shall assume same.

6.2           Warranties.  The Seller shall not, before or after Closing, release or modify any Warranties and Guaranties, if any, except with the prior written consent of the Purchaser.

6.3           Insurance.  The Seller shall pay, all premiums on, and shall not cancel or voluntarily allow to expire, any of the Seller’s Insurance Policies unless such policy is replaced, without any lapse of coverage, by another policy or policies providing coverage at least as extensive as the policy or policies being replaced.

6.4           Operation of Property Prior to Closing.  The Seller covenants and agrees with the Purchaser that, to the extent it is legally entitled to do so, between the date of this Agreement and the date of Closing:

(a)           Subject to the restrictions contained herein, the Seller shall and shall instruct the Manager to operate and maintain the Property in substantially the same manner in which it operated and maintained the Property prior to the execution of this Agreement and with the operations of other similarly situated hospitality properties of similar size and quality.  Seller shall cause the Property to be maintained substantially in its present order and condition, normal wear and tear excepted, so that the Property shall, except for normal wear and tear, be in substantially the same condition on the Closing Date as on the Effective Date.

(b)           The Seller shall and shall instruct the Manager to maintain its books of account and records in the usual, regular and ordinary manner, in accordance with accounting principles and applied on a basis, both consistent with that used in keeping its books in prior years.

(c)           The Seller shall and shall instruct the Manager to pay (subject to legal rights of appeal and protest) prior to delinquency all ad valorem, personal property, occupancy and sales taxes and other applicable taxes due and payable with respect to the Property or the operation of the Hotel.

(d)           The Seller shall and shall instruct the Manager to continue to take guest room reservations and to book functions and meetings and otherwise to promote the business of the Property in generally the same manner as it did prior to the execution of this Agreement; and all advance room bookings and reservations and all meetings and function bookings shall be booked at rates, prices and charges charged by the Seller for such purposes in the ordinary course of business consistent with past practices.  The Seller acknowledges that the Purchase Price includes the transfer of Advance Bookings.

(e)           The Seller shall not enter into any employment agreements with any Hotel employee which would be binding on the Purchaser with respect to the Property.

(f)           The Seller shall promptly advise the Purchaser of any litigation, arbitration or administrative hearing concerning the Property of which the Seller obtains knowledge.

(g)           The Seller shall and shall instruct the Manager to refrain from removing or causing or permitting to be removed any material part or portion of the Real Property or the Tangible Personal Property owned by the Seller other that in the normal course of business without the prior written consent of the Purchaser, unless the same is replaced, prior to Closing, with similar items of at least equal suitability, quality and value, free and clear of any liens or security interests.

(h)           keep the Inventory adequately stocked, consistent with the standards for hotel properties of similar size, quality and location as the Hotel and as otherwise set forth in the License Agreement (including 2.5 PAR of linen on site), as if the sale of the Hotel were not to occur.  The cost of any deficiencies identifies will be credited to the Purchase Price.

(i)           Seller will not take or cause to be taken any action or fail to perform any obligation which would cause any of the representations or warranties contained in this Agreement to be untrue as of the Closing Date.  Seller shall promptly notify Purchaser, in writing, of any event or condition known to Seller which occurs prior to the Close of escrow hereunder, which causes a change in the facts relating to, or the truth of, any of the representations or warranties.

6.5           Employees.

(a)           The Seller shall indemnify and defend or cause to be indemnified and defended the Purchaser and its Affiliates from and against any and all claims, causes of action, proceedings, judgments, damages, penalties, liabilities, costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by the Purchaser with respect to claims, causes of action, judgments, damages, penalties and liabilities asserted by Hotel Employees arising out of or related to any act, failure to act, any transaction or any facts or circumstances (a) occurring prior to the Closing Date, or (b) undertaken or caused by the Seller in connection with Hotel Employees at Closing, including: (i) the termination of such Hotel Employees; (ii) the failure of the Seller or the Manager to comply with the provisions of any collective bargaining agreement; (iii) any alleged discrimination, breach of contract or other wrongful termination occurring prior to or on the Closing Date by Seller or Manager; and (iv) any alleged right to workers’ compensation benefits, unemployment compensation, or statutory or contractual severance, including claims for any withdrawal liability or unfunded liability incurred because of participation in any pension plan covered by the Multiemployer Pension Plan Amendments Act of 1980 or other multiemployer pension plan or similar fund occurring prior to or on the Closing Date.

6.6           Reasonable Inspection After Closing.

(a)           After Closing, the Seller and Manager shall afford the Purchaser and its agents reasonable access to their books of account, financial and other records, information, employees and auditors to the extent such items and contact with such persons relate solely to the Property and to the extent necessary in connection with any audit or any other reasonable business purpose relating to the Property (other than litigation or investigation of any claim or action against the Seller or the Manager), including, but not limited to a REIT Audit or any other audit which may be required by the Securities Exchange Commission; provided that: (i) any such access by the Purchaser or its agents shall not unreasonably interfere with the conduct of the Seller’s or the Manager’s business; and (ii) Purchaser or its agents shall keep the information contained in such records confidential; provided, however, that any such information compiled in a report and distributed in accordance with Securities and Exchange Commission Regulation S-X and Rule 3-05 and/or Rule 3-14 shall not be prohibited.

(b)           After Closing, the Purchaser shall afford the Seller and the Manager and their agents reasonable access to its books of account, financial and other records, information, employees and auditors to the extent such items and contact with such persons relate solely to the Property prior to the Closing and to the extent necessary in connection with any audit or any other reasonable business purpose relating to the Property (other than litigation or investigation of any claim or action against the Purchaser); provided that (i) any such access by the Seller, the Manager or their agents shall not unreasonably interfere with the conduct of the Purchaser’s business; and (ii) the Seller, Manager or their agents shall keep the information contained in such records confidential.  The provisions of this Section 6.7 (a) and (b) shall survive the Closing.

6.7           Condition of Property.  Except as otherwise provided herein, the Seller shall not, after the date of this Agreement, voluntarily sell, mortgage, encumber, hypothecate or otherwise transfer or dispose of the Property or any interest therein, or subject the Property to any, covenants, conditions, restrictions, easements or other title matters or seek any zoning changes without the Purchaser’s prior written consent, which consent shall be given or withheld in Purchaser’s sole discretion.

6.8           Access to Financial Information. Purchaser’s representatives shall have access to, and the Seller and Seller’s Manager shall cooperate with Purchaser and furnish upon request, all financial and other information relating to the Property to the extent necessary to enable Purchaser’s representatives to complete the REIT Audit and prepare audited financial statements in conformity with Regulation S-X of the Securities and Exchange Commission (the “SEC”) and other applicable rules and regulations of the SEC and to enable them to prepare a registration statement, report or disclosure statement for filing with the SEC on behalf of Purchaser or its affiliates, whether before or after Closing and regardless of whether such information is included in the records to be transferred to Purchaser hereunder. Seller shall also provide to Purchaser’s representative a signed representation letter in form and substance reasonably acceptable to Seller sufficient to enable an independent public accountant to render an opinion on the financial statements related to the Property. Seller shall maintain its records for use under this Section for a period of not less than one (1) year after the Closing Date. The provisions of this Section shall survive Closing or termination of this Agreement.

ARTICLE VII
CLOSING

7.1           Closing.  The Closing shall occur on the Closing Date.  As more particularly described below, at the Closing the parties hereto will (a) execute or cause to be executed (and acknowledged where appropriate) all of the documents required to be delivered in connection with the transactions contemplated hereby (the “Closing Documents”), (b) deliver or cause to be delivered the same to the Escrow Agent, and (c) take or cause to be taken all other action required to be taken in respect of the transactions contemplated hereby.  The Closing will occur through escrow, at the Title Company, or at any such other place as the Seller and Purchaser may mutually agree.  At the Closing, Purchaser shall deliver the balance of the Purchase Price to Escrow Agent as provided herein.  As provided herein, the parties hereto will agree upon adjustments and prorations to certain items which cannot be exactly determined at the Closing and will make the appropriate adjustments with respect thereto.  Possession of the Property shall be delivered to Purchaser at the Closing, subject to Permitted Title Exceptions and guests in possession.

7.2           Seller’s Deliveries.  At the Closing, the Seller shall deliver (or cause to be delivered) to the Escrow Agent all of the following instruments, each of which shall have been duly executed and, where applicable, acknowledged and/or sworn, on behalf of the Seller, and shall be dated to be effective as of the Closing Date:

(a)           The Deed.

(b)           The Bill of Sale and General Assignment.

(c)           The Assignment and Assumption Agreement.

(d)           A bills paid affidavit verifying that there are no unpaid bills or claims for labor performed or materials furnished to the Property prior to the Closing, and by which Seller indemnifies and holds Purchaser and Title Company harmless from any loss, liability, cost or expense of Purchaser resulting from or incident to claims against the Property.

(e)           Certificate(s)/Registration of Title for any vehicle owned by the Seller and used in connection with the Property (if any).

(f)           The FIRPTA Certificate.

(g)           The “bring-down certificate” specified in Section 6.1(b).

(h)           Evidence of the termination of the Management Agreement.

(i)           An owner’s title affidavit and gap indemnity (to the extent required by the Title Company), each duly executed and acknowledged by Seller.

(j)           A restrictive covenant (the “Restrictive Covenant”), duly executed and notarized, on such terms as reasonably agreed upon by Purchaser and Seller and in a form which can be recorded in the real property records of the county where the Property is located, restricting the development of another hotel on Seller’s Affiliate’s real property nearby to the Real Property described on Schedule 7.2(j) (the “Adjacent Property”) for a period of three (3) years from the Closing Date.

(k)           A right of first refusal (the “ROFR”), duly executed and notarized, on such terms as reasonably agreed upon by Purchaser and Seller and in a form which can be recorded in the real property records of the county where the Property is located, granting Purchaser a right of first refusal for the sale of all, or any portion, of the Adjacent Property for a period of five (5) years from the Closing Date.

(l)           Any other document or instrument specifically required by this Agreement.

The Seller shall also cause the Manager to deliver to Purchaser or make available to Purchaser at the Property:

(m)           To the extent in Seller’s or Manager’s possession or control, all original Warranties, Guarantees, and Hotel Agreements to be assigned to and assumed by Purchaser and in the Seller’s or the Manager’s possession,

(n)           information as to all Advance Bookings, in reasonable detail so as to enable Purchaser to honor the Seller’s commitments in that regard,

(o)           information as to outstanding Accounts Receivable as of midnight on the date prior to the Closing, including the name of each account and the amount due,

(p)           all keys, passwords, access cards, combinations, codes and other similar entry or control devices with respect to the Property.

7.3           Purchaser’s Deliveries.  At the Closing, Purchaser shall deliver to Escrow Agent the following, duly executed and, where applicable, acknowledged and/or sworn on behalf of Purchaser, and dated as of the Closing Date:

(a)           The Assignment and Assumption Agreement.

(b)           The Bill of Sale and General Assignment.

(c)           The “bring-down certificate” specified in Section 6.2(b).

(d)           The ROFR.

(e)           Any other document or instrument specifically required by this Agreement.

(f)           At the Closing, Purchaser shall deliver to Escrow Agent the Purchase Price (less the Earnest Money and any interest thereon and subject to the revenue and expense allocations as set forth below) as described in Section 2.2 hereof.

7.4                 Mutual Deliveries.  At the Closing, Purchaser and the Seller shall mutually execute and deliver each to the other:

(a)           A closing statement reflecting the Purchase Price and the adjustments and prorations required hereunder and the allocation of income and expenses required hereby.

(b)           Subject to the provisions of Section 7.4 hereof, such other documents, instruments and undertakings as may be required by the liquor authorities of the State where the Property is located, or of any county or municipality or governmental entity having jurisdiction with respect to the transfer or issue of liquor licenses or alcoholic beverage licenses or permits for the Hotel, to the extent not theretofore executed and delivered.

(c)           Such other and further documents, papers and instruments as may be reasonably required by the parties hereto or their respective counsel or the Title Company to consummate the transactions contemplated by this Agreement and which are not inconsistent with the Agreement or the other Closing Documents.

7.5           Closing Costs.  The Seller and Purchaser shall equally divide any escrow fee, recording fees or other expenses or similar charges charged by the Title Company.  The Seller shall pay documentary stamp tax on the deed or other sales or transfer taxes incurred in connection with the conveyance of the Property, or any portion thereof and the cost to obtain/issue Purchaser’s PIP.  Purchaser shall pay the premium for the Owner’s Title Policy, the cost of the Updated Survey (not to exceed $3,500), the cost of and any of all inspections or tests undertaken by Purchaser.  Purchaser shall pay all costs associated with financing the acquisition of the Property.  Purchaser shall pay all costs associated with the assignment of the License Agreement (or issuance of a new License Agreement), including, without limitation, all application fees, inspection fees, transfer fees, and all expenses of Licensor, including, without limitation, legal fees and expenses, incurred in connection therewith, provided, however, that Seller shall pay all fees, costs and expenses under the License Agreement which have accrued prior to the Closing.  Unless the payment of any other cost is specifically provided for in this Agreement, all other costs shall be apportioned between the parties by the Title Company in the manner customary in the location of the Hotel, for properties of a similar nature.  Except as otherwise provided in Section 9.3, each party shall be responsible for the payment of its own attorney’s fees incurred in connection with transaction which is the subject of this Agreement.

7.6           Revenue and Expense Allocations.  All revenues and expenses with respect to the Property, and applicable to the period of time before and after Closing, determined in accordance with sound accounting principles consistently applied, shall be allocated between the Seller and the Purchaser as provided herein.  The Seller shall be entitled to all revenue and shall be responsible for all expenses for the period of time up to but not including the date of Closing, and the Purchaser shall be entitled to all revenue and shall be responsible for all expenses for the period of time from, after and including the date of Closing provided the Final Rooms Revenue for the date prior to Closing shall be shared equally between the Seller and the Purchaser. Such adjustments shall be shown on the closing statement (with such supporting documentation as the parties hereto may reasonably require being attached as exhibits to the closing statements) and shall increase or decrease (as the case may be) the cash amount payable by the Purchaser pursuant to Section 2.2 hereof.  All prorations shall be made on the basis of the actual number of days in the year and month in which the Closing occurs or in the period of computation.  Without limiting the generality of the foregoing, the following items of revenue and expense shall be allocated and prorated at Closing:

(a)           Current rents for space leases, if any.

(b)           Real estate and personal property taxes (with maximum allowable discounts for early or prompt payment).

(c)           Revenue and expenses under the Operating Agreements, Leased Property Agreements and Off-Site Facility Agreements to be assigned to and assumed by the Purchaser.

(d)           Utility charges (including, but not limited to, charges for phone service, cable television, gas, water, sewer and electricity, but excluding any utility deposits).  To the extent reasonably practicable, the parties shall endeavor to have the utility companies read the respective meters as early as possible on the Closing Date, render final bills to Seller based on such readings and bill all subsequent service to Purchaser).

(e)           Payments due and payable under any assessments imposed by private covenant.

(f)           Municipal or other governmental improvement liens and special assessments, which shall be paid by the Seller at Closing where the work has been assessed, and which shall be assumed by the Purchaser at Closing where the work has not been assessed; provided, however, that if such liens or assessments are payable in installments, the Seller shall be responsible for the payment of such installments relating to periods prior to the Closing Date and the Purchaser shall be responsible for the payments of such installments relating to periods on and subsequent to the Closing Date.

(g)           License and permit fees, where transferable.

(h)           All other revenues and expenses of the Property, including, but not limited to, such things as restaurant, bar, catering, banquet and meeting room income and expenses and the like.

(i)           The Final Rooms Revenue for the date prior to Closing (to be apportioned equally between the Seller and the Purchaser).

(j)           Advance Deposits

(k)           Such other items as are usually and customarily prorated between purchasers and sellers of hotel properties in the area where the Property is located.

The Seller shall receive a credit for any prepaid expenses accruing to periods on or after the Closing Date.  The Purchaser shall receive a credit against the Purchase Price for the total of (a) prepaid rents, (b) prepaid room receipts and deposits, function receipts and deposits and other reservation receipts and deposits, and (c) unforfeited security deposits together with any interest payable to a tenant thereon held by the Seller under Occupancy Agreements.  At 11:59 p.m. the day prior to Closing, Seller shall check-out those hotel guests who are in occupancy at the Hotel, so as to directly bill and collect all revenues generated prior to the Closing Date, and then immediately check those hotel guests back into the Hotel so they can be included in the Final Rooms Revenue for the Closing Date.  At Closing, the Seller shall sell to the Purchaser in connection with the Hotel, and Purchaser shall purchase from the Seller at face value all petty cash funds in connection with the hotel guest operations at the Property, which shall be an amount equal to the total of all petty cash funds on hand and transferred to the Purchaser. In addition, the Seller shall provide a credit to the Purchaser in an amount equal to one-half (1/2) of the Final Rooms Revenue from the night prior to the Closing Date.  The procedure and method of making the proration adjustments set forth in this Section 7.6 is attached to this Agreement as Exhibit C.

The Purchaser shall receive a credit for all retail sales (as distinguished from any tax on the sale of any personal property effected pursuant to this Agreement), occupancy and liquor taxes and like impositions up to but not including the date of Closing.  Any such taxes applicable to the Final Rooms Revenue shall be apportioned equally between the Seller and the Purchaser.  The Seller shall cooperate reasonably with the Purchaser to permit the Purchaser to obtain, if desired by the Purchaser, sale and occupancy tax clearance certificates from the State in which the Real Property is located.

Seller will terminate all employees effective as of the Closing and pay all accrued payroll and benefits due to said employees in full.  No costs associated with Seller’s accrued and/or unpaid payroll or benefits will be shown on the closing statement.

If accurate allocations cannot be made at Closing because current bills are not obtainable (as, for example, in the case of utility bills and/or real estate or personal property taxes), the parties shall allocate such revenue or expenses at Closing on the best available information, subject to adjustment upon receipt of the final bill or other evidence of the applicable revenue or expense.  The obligation to make the adjustment shall survive the Closing of the transaction contemplated by this Agreement.  Any revenue received or expense incurred by the Seller or by the Purchaser with respect to the Property after the date of Closing shall be promptly allocated in the manner described herein and the parties shall promptly pay or reimburse any amount due.  With respect to any closing statements amounts or issues relating to prorations that are not agreed upon at Closing, the Seller and the Purchaser shall thereafter work in good faith to resolve such amounts or issues; provided that if such amounts or issues are not fully agreed upon and paid within one hundred twenty (120) days after the Closing, then, in such event, such amounts or issues shall be submitted to an independent certified public accountant with a hospitality practice (reasonably acceptable to the Seller and the Purchaser) for final resolution, and the Seller and the Purchaser agree to be bound by the determination of such accountant.  The costs and expenses incurred in connection with the services of such accountant shall be borne equally by the Seller and the Purchaser.  The provisions of this Section 7.6 shall survive the Closing.

7.7           Safe Deposit Boxes.  On the Closing Date, the Seller shall and shall cause the Manager to make available to the Purchaser at the Hotel all receipts and agreements in the Seller or Manager’s possession relating to all safe deposit boxes in use at the Hotel, other than safes or lockboxes, if any, located inside individual guest rooms in Hotel.  During the Study Period, the Seller and the Purchaser shall mutually agree upon a procedure to provide notice to each Hotel guest utilizing a safe deposit box on the Closing Date about the sale of the Property and to cause each such Hotel guest to adhere to the procedure set forth in the notice so that a proper inventory can be prepared and an orderly transition made.  From and after the Closing, the Seller and the Manager shall be relieved of any and all responsibility in connection with each said box, and the Purchaser shall indemnify, defend and hold the Seller and the Manager and harmless from and against any claim, liability, cost or expense (including reasonable attorneys’ fees) with respect to such safety deposit box arising after the Closing.  The Seller hereby agrees to hold the Purchaser harmless from any other liability or claims with respect to such safe deposit boxes arising prior to the Closing Date.  The provisions of this Section 7.7 shall survive the Closing.

7.8           Inventory of Baggage.  The representatives of the Seller and/or the Manager, and of the Purchaser shall prepare an inventory of baggage at the Hotel as of 12:00 noon on the Closing Date (which inventory of baggage shall be binding on all parties thereto) of (a) all luggage, valises and trunks checked or left in the care of the Hotel by guests then or formerly in the Hotel, (b) parcels, laundry, valet packages and other property of guests checked or left in the care of the Hotel by guests then or formerly in the Hotel (excluding, however, property in Hotel safe deposit boxes), (c) all luggage or other property of guests retained by Seller as security for any unpaid accounts receivable, and (d) all items contained in the Hotel lost and found.  The Purchaser shall be responsible from and after the Closing Date for all baggage and other items listed in such inventory of baggage, and the Purchaser shall indemnify, defend and hold the Seller and the Manager harmless from and against any claim liability, cost or expense (including reasonable attorneys’ fees) incurred by the Seller or the Manager or any Affiliate thereof with respect thereto arising after the Closing Date.  The Seller hereby agrees to hold the Purchaser harmless from any other liability or claims with respect to such inventory of baggage arising prior to the Closing Date.  The provisions of this Section 7.8 shall survive the Closing.

7.9           Accounts Receivable. It is expressly agreed by and between Purchaser and Seller that Seller is not hereby agreeing to sell to Purchaser, and Purchaser is not hereby agreeing to purchase from Seller, any of Seller’s accounts receivable. All of Seller’s accounts receivable shall be and remain the property of Seller. At the Closing, Seller shall prepare a list of its outstanding accounts receivable as of midnight on the date prior to the Closing, specifying the name of each account and the amount due to Seller. Purchaser shall hold any funds received by Purchaser explicitly designated as payment of such accounts receivable, in trust, if Purchaser actually collects any such amounts, and shall pay the monies collected in respect thereof to Seller at the end of each calendar month, accompanied by a statement showing the amount collected on each such account. Other than the foregoing, Purchaser shall have no obligation with respect to any such account, and Purchaser shall not be required to take any legal proceeding or action to effect collection on behalf of Seller. It is generally the intention of Purchaser and Seller that although all of Seller’s accounts receivable shall be and remain the property of Seller, if any such accounts are paid to Purchaser, then Purchaser shall collect same and remit to Seller in the manner above provided. Nothing herein contained shall be construed as requiring Purchaser to remit to Seller any funds collected by Purchaser on account of Purchaser’s accounts receivable generated from Hotel operations after the Closing, even if the person or entity paying same is also indebted to Seller.

7.10           Accounts Payable.  The Purchaser shall receive a credit for any and all accounts payable owed by the Seller in connection with the Property as of the Closing Date.

7.11             Liquor Permits.  To the extent that a license or permit required for the service of alcoholic beverages at the Hotel (a “Liquor Permit”) is issued to Seller or Manager, Seller shall or shall cause Manager to, to the extent permitted by Applicable Laws, transfer such Liquor Permit to Purchaser (or, at the request of the Purchaser, to Purchaser’s Manager) at Closing.  If the Liquor Permit cannot be transferred to Purchaser or Purchaser’s Manager by Seller or Manager, or otherwise obtained by Purchaser prior to the scheduled Closing, then, to the extent permitted by applicable law, Seller or Manager, as the case may be, shall cooperate with Purchaser by entering an interim alcoholic beverage management agreement, in form and substance reasonably satisfactory to Purchaser, with respect to the sale of alcoholic beverages at the Hotel.  Seller shall also assist and cooperate with Purchaser if Purchaser elects to apply for an interim/temporary liquor license so that alcoholic beverages may continue to be served at the Hotel pending issuance of the permanent Liquor Permit.

7.12           Property Improvement Plan.  It is contemplated that, as of the Closing Date, the Purchaser shall have received from the Licensor a property improvement plan (the “Purchaser’s PIP”) with respect to the Hotel.  Seller shall be responsible for cost of obtaining/issuing Purchaser’s PIP.   Purchaser shall be responsible for all actions and expenses required to implement Purchaser’s PIP.  The provisions of this Section 7.12 shall survive the Closing.

ARTICLE VIII
GENERAL PROVISIONS

8.1           Fire or Other Casualty.  The Seller agrees to give Purchaser prompt notice of any fire or other casualty to the Property occurring between the Effective Date and the Closing Date of which the Seller has knowledge. If, prior to Closing, the Property is damaged by fire or other casualty which is fully insured (without regard to deductibles) and would cost less than Five Hundred Thousand Dollars ($500,000.00) and require less than sixty (60) days to repair, then neither party shall have the right to terminate this Agreement by reason thereof and the Closing shall take place without abatement of the Purchase Price, but the Seller shall assign to Purchaser at the Closing all of the Seller’s interest in any insurance proceeds (except use and occupancy insurance, rent loss and business interruption insurance, and any similar insurance, attributable to the period preceding the Closing Date) that may be payable to the Seller on account of any such fire or other casualty, to the extent such proceeds have not been previously expended or are otherwise required to reimburse the Seller for actual expenditures of restoration made prior to the Closing Date, plus Seller shall credit the amount of any deductibles under any policies related to such proceeds to the Purchase Price together with any amount not covered by insurance.  If any such damage due to fire or other casualty is insured and would cost in excess of Five Hundred Thousand Dollars ($500,000.00) or require sixty (60) days or more to repair, then Purchaser may terminate this Agreement by written notice given to the Seller within ten (10) days after the Seller has given Purchaser the notice of damage or casualty referred to in this Section 8.1, or on the Closing Date, whichever is earlier, in which case the parties hereto shall be released of all further obligations hereunder with respect to the Property except those which expressly survive a termination of this Agreement.  Should Purchaser elect to proceed to Closing notwithstanding the amount of the insured loss or the time required for repairs, the Closing shall take place without abatement of the Purchase Price and at Closing the Seller shall assign to Purchaser the insurance proceeds and grant to Purchaser a credit against the Purchase Price equal to the amount of the applicable deductible plus any amount not covered by insurance.  If, prior to Closing, any Property is damaged by fire or casualty which is uninsured and would cost Five Hundred Thousand Dollars ($500,000.00) or more to repair, then Purchaser may terminate this Agreement by written notice given to the Seller within ten (10) days after the Seller has given Purchaser the notice of damage or casualty or on the Closing Date, whichever is earlier, in which case the parties hereto shall be released of all further obligations hereunder, except those which expressly survive a termination of this Agreement.  If Purchaser does not elect to terminate its obligations under this Agreement pursuant to the immediately preceding sentence, or if any uninsured fire or casualty would cost less than Five Hundred Thousand Dollars ($500,000.00) to repair, then the Closing shall take place as provided herein, and the Purchase Price shall be reduced by the estimated amount to repair such casualty, not to exceed Five Hundred Thousand Dollars ($500,000.00).

8.2           Condemnation.  After the Effective Date, the Seller agrees to give Purchaser prompt written notice of any knowledge of or notice of any taking by condemnation of any part of or rights appurtenant to the Real Property.  If taking involves property having a value in excess of Five Hundred Thousand Dollars ($500,000.00) or will materially interfere with the operation or use of any Hotel which constitutes a part of such Real Property, Purchaser may terminate this Agreement by written notice to the Seller given within ten (10) days after the Seller has given Purchaser the notice of taking referred to in this Section 8.2, or on the Closing Date, whichever is earlier.  If Purchaser exercises its option to terminate its obligations to purchase the Property pursuant to this Section 8.2, the parties hereto shall be released from all further obligations hereunder with respect to the Property, except those which expressly survive a termination of the Agreement.  If Purchaser does not so elect to terminate this Agreement, then the Closing shall take place as provided herein, and the Seller shall assign to Purchaser at the Closing all of the Seller’s interest in any condemnation award which may be payable to the Seller on account of any such condemnation and, at Closing, the Seller shall credit to the amount of the Purchase Price payable by Purchaser the amount, if any, of condemnation proceeds received by the Seller between the Effective Date and Closing less (a) any amounts reasonably expended by the Seller in collecting such sums and (b) any amounts reasonably used by the Seller to repair the Property as a result of such condemnation.  If, prior to Closing, there shall occur a taking by condemnation of any part of or rights appurtenant to the Property that involves property having a value of Five Hundred Thousand Dollars ($500,000.00) or less and does not materially interfere with the operation or use of the Hotel which constitutes a part of the Property, Purchaser shall not have the right to terminate this Agreement by reason thereof and the Closing shall take place without abatement of the Purchase Price, but the Seller shall assign to Purchaser at Closing all of the Seller’s interest in any condemnation award which may be payable to the Seller on account of any such condemnation and, at Closing, the Seller shall credit to the amount of the Purchase Price payable by Purchaser the amount, if any, of condemnation proceeds received by the Seller between the Effective Date and Closing less (a) any amounts reasonably expended by the Seller in collecting such sums and (b) any amounts reasonably used by the Seller to repair the Property as a result of such condemnation.  Provided Purchaser has not exercised its right to terminate this Agreement pursuant to Section 8.2, the Seller shall notify Purchaser in advance regarding any proceeding or negotiation with respect to the condemnation and Purchaser shall have a reasonable right, at its own cost and expense, to appear and participate in any such proceeding or negotiation.  For purposes of Sections 8.1 and 8.2 if this

Agreement, estimates of costs and time required for restoration or repair shall be made by an architect or engineer, as appropriate, designated by the Seller and reasonably acceptable to Purchaser.

8.3           Broker.  Seller and Purchaser each represents and warrants to the other that it has not employed any real estate sales representatives or brokers regarding the transaction contemplated by this Agreement other than, in Seller’s case, the engagement of Marcus & Millichap, in respect of which Seller shall be solely responsible for the payment of a brokerage fee pursuant to a separate written agreement.  Seller shall indemnify, defend and hold Purchaser harmless from any commission or fee claimed to be owing due to the acts of Seller.  Purchaser shall indemnify, defend and hold Seller harmless from any commission or fee claimed to be owing due to the acts of Purchaser.  This Section relates solely to the transaction contemplated by this Agreement between Seller and Purchaser and shall not create any third party right or obligation in favor of either or any broker.  The provisions of this Section 8.3 shall survive the Closing and any termination of this Agreement.

ARTICLE IX
DEFAULT; TERMINATION RIGHTS; INDEMNIFICATIONS

9.1           Default by Seller.  If the sale contemplated hereby is not consummated because of a default by Seller in its obligation to sell the Property in accordance with this Agreement after Purchaser has performed or tendered performance of all of its obligations in accordance with this Agreement, then Purchaser, as its sole and exclusive remedy shall elect (a) to terminate this Agreement, in which event the Earnest Money Deposit shall be returned to Purchaser, Seller shall reimburse Purchaser for its reasonable aggregate out-of-pocket expenses paid or payable to non-affiliated third parties in connection with the proposed purchase of the Property (not to exceed the sum of One Hundred Thousand Dollars ($100,000.00)), and all other rights and obligations of the Seller and Purchaser hereunder (except those set forth herein which expressly survive a termination of this Agreement) shall terminate immediately; (b) to waive such matter or condition and proceed to Closing, with no reduction in the Purchase Price, or (c) to pursue the remedy of specific performance provided, with respect to an action for specific performance, (i) the Purchaser shall provide written notice of the Purchaser’s intention to enforce Seller’s closing obligations by specific performance, and (ii) the Purchaser’s suit for specific performance shall be filed against the Seller in a court having jurisdiction in the county and state in which the Property is located, on or before sixty (60) days following the Closing Date, failing which, the Purchaser shall be barred from enforcing the closing obligations by specific performance and shall be deemed to have elected to terminate this Agreement as provided herein.  In the event such remedy is unavailable by reason of any act of Seller, then Purchaser may pursue all remedies available at law or in equity.  In the event of any termination by Purchaser pursuant to the provisions of this Section 9.1, the Earnest Money shall be refunded by the Escrow Agent to Purchaser.

9.2           Default by Purchaser. If the sale contemplated hereby is not consummated because of a default by Purchaser in its obligation to purchase the Property in accordance with this Agreement after Seller has performed or tendered performance of all of its obligations in accordance with this Agreement,, the Seller, as its sole and exclusive remedy, shall be permitted to terminate this Agreement in which event the parties hereto shall be released from all further obligations hereunder except those which expressly survive a termination of this Agreement.  In the event of such termination, the Seller shall be entitled to receive the Earnest Money from the Escrow Agent as liquidated damages and not as penalty, in full satisfaction of its claims against Purchaser hereunder.  SELLER AND PURCHASER AGREE THAT THE SELLER’S DAMAGES RESULTING FROM PURCHASER’S DEFAULT ARE DIFFICULT, IF NOT IMPOSSIBLE, TO DETERMINE AND THE EARNEST MONEY IS A FAIR ESTIMATE OF THOSE DAMAGES WHICH HAS BEEN AGREED TO IN AN EFFORT TO CAUSE THE AMOUNT OF SAID DAMAGES TO BE CERTAIN.

9.3           Costs and Attorneys’ Fees.  In the event of any litigation or dispute between the parties arising out of or in any way connected with this Agreement, resulting in any litigation, then the prevailing party in such shall be entitled to recover its costs of prosecuting and/or defending same, including, without limitation, reasonable attorneys’ fees at trial and all appellate levels.  The provisions of this Section 9.3 shall survive the termination of this Agreement.

9.4           Limitation of Liability.  Notwithstanding anything herein to the contrary, the liability of each party hereto resulting from the breach or default by such party shall be limited to direct actual damages incurred by the injured party and each party hereto hereby waives its rights to recover from the other party consequential, punitive, exemplary, and speculative damages.  The provisions of this Section 9.4 shall survive the termination of this Agreement.

9.5           Agreement to Indemnify.

(a)           Notwithstanding any provisions of this Agreement to the contrary, Seller shall hold harmless, indemnify and defend Purchaser against any and all claims asserted by any third-party(ies) with respect to obligations, claims, losses, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees and other charges) connected with the ownership or operation of the Hotel and relating to the period during which Seller owned the Hotel, including, without limitation, actions or claims asserted by such third-party(ies)  relating to damage to property or injury to or death of any person during the period of Seller’s ownership of the Hotel, or any claims by any such third-party(ies)  for any debts or obligations occurring on or about or in connection with the Hotel or any portion thereof or with respect to the Hotel’s operations at any time during such period.

(b)           Purchaser shall hold harmless, indemnify and defend Seller against any and all obligations, claims, losses, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees and other charges) connected with the ownership or operation of the Hotel and relating to the period from or after the Closing Date, including, without limitation, actions or claims relating to damage to property or injury to or death of any person during the period in which the applicable Hotel is owned by Purchaser (or Purchaser’s affiliates) or any claims for any debts or obligations occurring on or about the Hotel or any portion thereof or with respect to the Hotel’s operations at any time during such period.  The foregoing indemnities shall survive the Closing.

(b)           Whenever it is provided in this Agreement that an obligation of one party will be assumed by the other party on or after the Closing, the party so assuming such liability also shall be deemed to have agreed to indemnify, defend and hold harmless the other party and its successors and assigns, from and against all claims, losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and other charges) arising from any failure of the assuming party to perform the obligation so assumed after the Closing and from all third party claims brought against the other party to the extent relating to the period from and after assumption of the liability on which the claim is based.

(c)           Whenever either party shall learn through the filing of a claim or the commencement of a proceeding or otherwise of the existence of any liability for which the other party is or may be responsible under this Agreement, the party learning of such liability shall notify the other party promptly and furnish such copies of documents (and make originals thereof available) and such other information as such party may have that may be used or useful in the defense of such claims and shall afford said other party full opportunity to defend the same in the name of the notifying party and generally shall cooperate with said other party in the defense of any such claim.  Upon receipt of such notice of possible liability, the party obligated to provide indemnity shall have the right to provide a written notice to the party entitled to indemnity that the indemnifying party elects to assume the defense of such matter, including, without limitation, the employment of counsel reasonably satisfactory to the indemnified party; whereupon the indemnifying party shall have the right to prosecute such defense and shall be responsible for the payment of the fees and disbursements of such counsel; provided, however, if in the reasonable judgment of the indemnified party, (i) such litigation, action, suit, demand, claim or the resolution thereof, would have a material adverse effect on the indemnified party or (ii) the indemnifying party shall have a conflict of interest in defending such action on the indemnified party’s behalf, then at the indemnified party’s election, the indemnified party may defend itself, and in either of such instances it shall be at the indemnifying party’s expense; provided, however, that the indemnifying party shall be responsible for the reasonable fees of no more than one counsel in each jurisdiction in each proceeding.  No indemnifying party shall be responsible for any obligation, loss, cost, expense or other liability to the extent that (a) the party entitled to indemnification failed to provide prompt notice thereof to the indemnifying party and (b) such obligation, loss, cost, expense or other liability could have been avoided if prompt notice had been given.

ARTICLE X
MISCELLANEOUS PROVISIONS

10.1           Completeness; Modification.  This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes all prior discussions, understandings, agreements and negotiations between the parties hereto.  This Agreement may be modified only by a written instrument duly executed by the parties hereto.

10.2           Successors and Assigns.  This Agreement shall bind and inure to the benefit of the parties hereto and their permitted respective successors and assigns.

10.3           Days.  If any action is required to be performed, or if any notice, consent or other communication is given, on a day that is a Saturday or Sunday or a legal holiday in the jurisdiction in which the action is required to be performed or in which is located the intended recipient of such notice, consent or other communication, such performance shall be deemed to be required, and such notice, consent or other communication shall be deemed to be given, on the first business day following such Saturday, Sunday or legal holiday.  Unless otherwise specified herein, all references herein to a “day” or “days” shall refer to calendar days and not business days.

10.4           Governing Law.  This Agreement and all documents referred to herein shall be governed by and construed and interpreted in accordance with the laws of the state in which the Property is located without regard to its principle of conflicts of law.

10.5           Counterparts.  To facilitate execution, this Agreement may be executed in as many counterparts as may be required.  It shall not be necessary that the signature on behalf of both parties hereto appear on each counterpart hereof.  All counterparts hereto shall collectively constitute a single agreement.  Telecopied signatures shall have the same valid and binding effect as original signatures.

10.6           Severability.  If any term, covenant or condition of this Agreement, or the application thereof to any person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to other persons or circumstances, shall not be affected thereby, and each term, covenant or condition of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

10.7           Costs.  Regardless of whether Closing occurs hereunder, and except as otherwise expressly provided herein, each party hereto shall be responsible for its own costs in connection with this Agreement and the transactions contemplated hereby, including, without limitation, fees of attorneys, engineers and accountants.

10.8           Notices.  All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered by hand, facsimile (with a confirmation copy delivered by another method permitted under this Section) sent prepaid for next-day delivery by Federal Express (or a comparable overnight delivery service) or sent by the United States mail, certified, postage prepaid, return receipt requested, at the addresses and with such copies as designated below.  Any notice, request, demand or other communication delivered or sent in the manner aforesaid may be given by the party required to give such notice, etc., or its attorney, and shall be deemed given or made (as the case may be) when actually delivered to or refused by the intended recipient.

If to Seller:	c/o Naman Hotels
217 Dozier Boulevard
Suite 202
Florence, South Carolina 29501
Attn: Mr. Nick Patel
Telephone: (843) 669-0855; Ext. 105
Facsimile: (843) 661-0700
nick@namanhotels.com

and	Morris, Manning & Martin, LLP
1600 Atlanta Financial Center
3343 Peachtree Road, N.E.
Atlanta, Georgia 30326
Attn: Thomas S. Gryboski, Esq.
Telephone: (404) 233-7000
Facsimile: (404) 365-9532
tsg@mmmlaw.com

If to Purchaser:	c/o Moody National Realty Company, LP
6363 Woodway, Suite 110
Houston, Texas 77057
Attn: Brett Moody/ Lisa Bunner
Telephone: (713) 977-7500
Facsimile: (713) 977-7505
bmoody@moodynational.com/
lbunner@moodynational.com

with a copy to:	Mr. Adam S. Wilk
Sneed, Vine & Perry, P.C.
900 Congress, Suite 300
Austin, Texas 78701
Telephone No. (512) 494-3126
E-Mail: awilk@sneedvine.com

If to Escrow Agent:	S. Kay Street,
Sr. Vice President/Sr. Escrow Officer
Declaration Title Company, LLC
50 Briar Hollow, Suite 205W

Houston, Texas 77027
Phone: 713.622.8118
Fax: 713.622.8228
Cell: 713.876.0803
skstreet@declarationtitle.com

or to such other address as the intended recipient may have specified in a notice to the other party.  Any party hereto may change its address or designate different or other persons or entities to receive copies by notifying the other party and Escrow Agent in a manner described in this Section.

10.1           Escrow Agent.  Escrow Agent has agreed to act as such for the convenience of the parties without fee or other charges for such services as Escrow Agent.  Escrow Agent shall not be liable: (a) to any of the parties for any act or omission to act except for its own willful misconduct; (b) for any legal effect, insufficiency, or undesirability or any instrument deposited with or delivered by Escrow Agent or exchanged by the parties hereunder, whether or not Escrow Agent prepared such instrument; (c) for any loss or impairment of funds that have been deposited in escrow while those funds are in the course of collection, or while those funds are on deposit in a financial institution, if such loss or impairment results from the failure, insolvency or suspension of a financial institution; (d) for the expiration of any time limit or other consequences of delay, unless a properly executed written instruction, accepted by Escrow Agent, has instructed Escrow Agent to comply with said time limit; (e) for the default, error, action or omission of either party to the escrow.  Escrow Agent, in its capacity as escrow agent, shall be entitled to rely on any document or paper received by it, believed by such Escrow Agent, in good faith, to be bona fide and genuine.  In the event of any dispute as to the disposition of any monies held in escrow, or of any documents held in escrow, Escrow Agent may, if such Escrow Agent so elects, interplead the matter by filing an interpleader action in a court of competent jurisdiction in the county or circuit where the Real Property is located (to the jurisdiction of which both parties do hereby consent), and pay into the registry of the court such monies held by Escrow Agent, or deposit any such documents with respect to which there is a dispute in the registry of such court, whereupon such Escrow Agent shall be relieved and released from any further liability as Escrow Agent hereunder.  Escrow Agent shall not be liable for Escrow Agent’s compliance with any legal process, subpoena, writ, order, judgment and decree of any court, whether issued with or without jurisdiction, and whether or not subsequently vacated, modified, set aside or reversed.

10.2           Incorporation by Reference.  All of the exhibits and schedules attached hereto are by this reference incorporated and made a part hereof.

10.3           Further Assurances.  The Seller and Purchaser each covenant and agree to sign, execute and deliver, or cause to be signed, executed and delivered, and to do or make, or cause to be done or made, upon the written request of the other party, any and all agreements, instruments, papers, deeds, acts or things, supplemental, confirmatory or otherwise, as may be reasonably required by either party hereto for the purpose of or in connection with consummating the transactions described herein provided that compliance with the provision of this Section shall not increase the liability of the complying party.

10.4           No Partnership.  This Agreement does not and shall not be construed to create a partnership, joint venture or any other relationship between the parties hereto except the relationship of seller and purchaser specifically established hereby.

10.5           Time of Essence.  Time is of the essence with respect to every provision hereof.

10.6           Signatory Exculpation.  The signatory(ies) for the Seller and Purchaser is/are executing this Agreement in his/their capacity as representative of such party and not individually and, therefore, shall have no personal or individual liability of any kind in connection with this Agreement and the transactions contemplated by it.

10.7           Rules of Construction.  The following rules shall apply to the construction and interpretation of this Agreement:

(a)           Singular words shall connote the plural number as well as the singular and vice versa, and the masculine shall include the feminine and the neuter.

(b)           All references herein to particular articles, sections, subsections, clauses or exhibits are references to articles, sections, subsections, clauses or exhibits of this Agreement.

(c)           The headings contained herein are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

(d)           Each party hereto and its counsel have reviewed and revised (or requested revisions of) this Agreement and have participated in the preparation of this Agreement, and therefore any usual rules of construction requiring that ambiguities are to be resolved against a particular party shall not be applicable in the construction and interpretation of this Agreement or any exhibits hereto.

10.8           No Recording.  Neither this Agreement nor any memorandum hereof, or any other instrument intended to give notice hereof (or which actually gives notice hereof) shall be recorded.

10.9           Facsimile Signatures.  The execution of this Agreement and all notices given hereunder and all amendments hereto, may be effected by facsimile signatures, all of which shall be treated as originals; provided, however, that the party receiving a document with a facsimile signature may, by notice to the other, require the prompt delivery of an original signature to evidence and confirm the delivery of the facsimile signature.

10.10           Assignment by the Parties.  Neither party shall assign or transfer or permit the assignment or transfer of its rights or obligations under this Agreement without the prior written consent of the other, any such assignment or transfer without such prior consent being hereby declared to be null and void; provided, however, that Purchaser shall have the right to either nominate one or more Affiliates to take title to the Property or to certain components of the Property or to assign this Agreement to one or more Affiliates without Seller’s consent, provided, any incremental expense shall be Purchaser’s.

10.11           Waiver.  The excuse or waiver of the performance by a party of any obligation of the other party under this Agreement shall only be effective if evidenced by a written statement signed by the party so excusing or waiving.  No delay in exercising any right or remedy shall constitute a waiver thereof, and no waiver by Seller or Purchaser of the breach of any covenant of this Agreement shall be construed as a waiver of any preceding or succeeding breach of the same or any other covenant or condition of this Agreement.

10.12           Exclusivity.  After the Effective Date, Seller and its respective agents, representatives and employees shall immediately cease all marketing of the Property until such time as this Agreement is terminated and Seller shall not directly or indirectly make, accept, negotiate, entertain or otherwise pursue any offers for the sale of the Property.

10.13           Section 1031 Exchange.  Either party may consummate the purchase or sale of the Property as part of a so-called like kind exchange (an “Exchange”) pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended (the “Code”), provided that (i) the Closing shall not be delayed or affected by reason of an Exchange nor shall the consummation or accomplishment of any Exchange be a condition precedent or condition subsequent to a party’s obligations under this Agreement; (ii) any party desiring an Exchange shall effect its Exchange through an assignment of this Agreement, or its rights under this Agreement, to a qualified intermediary and the other party shall not be required to take an assignment of the purchase agreement for the relinquished or replacement property or be required to acquire or hold title to any real property for purposes of consummating such Exchange; and (iii) the party desiring an Exchange shall be responsible for all costs and expenses, including reasonable attorney’s fees, that would not otherwise have been incurred by Purchaser or Seller had such party not consummated its purchase or sale through an Exchange.  Neither party shall by this agreement or acquiescence to an Exchange desired by the other party (1) have its rights under this Agreement affected or diminished in any manner or (2) be responsible for compliance with or be deemed to have warranted to the other party that such party’s Exchange in fact complies with Section 1031 of the Code.  In connection with such cooperation, Seller agrees, upon request of Purchaser to “direct deed” for actual interests in the property to designees of Purchaser.

10.14           Public Announcements.  Except as otherwise expressly provided herein, neither Seller nor Purchaser shall make any public statement or issue any press release prior to the Closing with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other party.  Seller hereby expressly acknowledges that Purchaser is a wholly-owned subsidiary  of a publicly-traded company and that Seller is aware and will advise its owners, employees and agents that federal and state securities laws prohibit any person who has material, non-public information about a company from purchasing or selling securities of such a company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.  Seller further agrees that Purchaser shall have the right to disclose the fact that it is contemplating the purchase of the Property and such other details of the transaction to the extent Purchaser reasonably deems necessary to comply with applicable federal or state securities laws, rules or regulations.

IN WITNESS WHEREOF, the Seller and Purchaser have caused this Agreement to be executed in their names by their respective duly authorized representatives.

SELLER:

NAMAN ASHLEY I, LLC,
a South Carolina limited liability company

By:	/s/ Ashokkumar B. Patel
Name: Ashokkumar B. Patel
Title: Manager

PURCHASER:

MOODY NATIONAL REIT I INC.,
a Maryland corporation

By:	/s/ Brett C. Moody
Brett C. Moody, President

JOINDER

         As a material part of the consideration of this Agreement, the undersigned hereby joins in this Agreement for the purposes of guarantying the obligations of Seller hereunder, but only to the extent that (a) the Closing occurs, and (b) Seller expressly has liability to Purchaser under this Agreement after Closing.  The foregoing guaranty shall be subject to the terms of, and limitations set out in, Article III.  From and after the Closing, the obligations of the undersigned and Seller under this Agreement shall be joint and several.

         In witness whereof, the undersigned has executed this Joinder as of April __, 2013.

By:	/s/ Ashokkumar B. Patel
Name: Ashokkumar B. Patel

SCHEDULE 7.2(j)

ADJACENT PROPERTY DESCRIPTION

[PLEASE SEE NEXT PAGE]

MOODY
Form Purchase Agreement 2007
3778267.3	6/7/07

WRITTEN DESCRIPTION
Revised Tract P-3

All that certain parcel of land, lying and being situate in the City of North Charieston, County of Charleston, State of South Carolina, being shown as Revised Tract P-3, recorded in the Office of Registrar of Deeds for the County of Charieston in Plat Book EL at page 215 by BP Barber dated October 11, 2007, revised November 05, 2007, containing 2.774 acres, more or less, and being more fully described as:

BEGINNING at a point said point being the point of intersection of the northerly line of said Tract P-3 with the right of way (cul-de-sac portion) of Prospect Drive (right of way 50 feet) and the point of curvature for a non-tangent curve to the left (concave southeasterly), said curve having the following parameters:
Radius: 59.79 feet	Central Angle: 15*58’28”
Tangent: 8.37 feet	Chord Distance: 18.58 feet
Chord Bearing: South 29*17’38” West;
thence southwesterly along said right of way of said Prospect Drive and said arc for an arc distance of 16.63 feet to a point of curvature for a non-tangent curve to the left (concave easterly),  said curve having the following parameters:
Redius: 59.90 feet	Central Angle: 17*59’22”
Tangent: 9.48 feet	Chord Distance: 18.73 feet
Chord Bearing.: South 12*21’00” ‘West;
Thence continuing with said right of way southerly along said arc for an arc distance of 18.81 feet to a point of curvature for a curve to the left, concave to tha easterly), and having the following parameters:
Radius: 60.00 feet	Central Angle: 013*47’43”
Tangent: 7.26 feet	Chord Distance: 14.41 feet
Chord Bearing: South 03*30’06* East;
Thence continuing with said right of way and the arc of said curve for an arc distance. of 14.45 feet to a point of curvature for a non-tangent curve to the left (concave northeasterly), said curve having the following parameters:
Radius: 60.01 feet	Central Angle: 89*20’03”
Tangent: 59.32 feet	Chord Distance: 84.37 feet
Chord Bearing: South 55*05’26” East
thence continuing with said right of way of said Prospect Drive southeasterly along said arc for an arc distance of 93.57 feet to a point of curvature for a non-tangent curve to the left (concave northerly), said curve having the following parameters:
Radius: 60.01 feet	Central Angle: 09*48’48”
Tangent: 5.15 feet	Chord Distance: 10.27. feet
Chord Bearing: North 75*18’44- East;
thence continuing with said right of way easterly along said arc for an arc distance of 10.28 feet to the northwesterly corner of Revised Tract P-2, as shown on said Plat Book EL page 215, and a point of curvature for a non-tangent curve to the right (concave northwest), said curve having the following parameters:
Radius: 77.01 feet	Central Angle: 95*42’46”
Tangant: 85.10 feet	Chord Distance: 114.20 feet
Chord Bearing: South 30*07’49” West;
thence southwesterly with the common line of said Revised Tract P-2 and along said arc for an arc distance of 128.65 feet; thence South 77*59’20” West for 192.24 feet; thence South 64*05’34” West for 153.91 feet, to the southwesterly comer of said Revised Tract P-3; thence North

25*53’51” West for 199.62 feet; thence North 25*54’35” West for 143.48 feet; thence North
16*54’30” West for 20.25 feet; thence South 82*41’10” West for 10.00 feet; thence North
28*54’26” West for 101.04 feet; thence North 82*41’25” East for 172.36 feet; thence South
10*22’34” East for 170.53 feet; thence North 79*32’50” East for 300.91 feet; thence South
52*36’12” East for 41.35 feet to the POINT OF BEGINNING.

The above description is prepared without benefit of a field survey. Said parcel is subject to easements and restrictions of record.

EXHIBIT A

LEGAL DESCRIPTION

[PLEASE SEE NEXT PAGE]

EXHIBIT A

Legal Description of Parcel 1

All that parcel, lot or tract of land situated, lying and being in the City of North Charleston, Charleston County, South Carolina, and designed as Revised Tract P-l, currently designated as TMS #178-02-00-016, which is, now or formerly, the property of Naman Ashley I, LLC, formerly Naman Charleston, LLC and being more particularly described as follows:

To find the Point of Beginning for Tract P-l commence from the centerline intersection of Ashley Phosphate Road with Mazyck Road following the centerline of Mazyck Road, (S-10-1218) in an easterly and then southerly direction for a distance of 1,610’ to a ½” iron rebar pin found on the western right-of-way of Mazyck Road, said iron rebar pin being 55’ south of the centerline of Prospect Drive and being the Point of Beginning for Tract P-l; thence around the boundary of Tract P-l in a clockwise direction the following bearings and distances: S 09°31’ 16” E 247.08’ to a 5/8” iron rebar pin found on the western right-of-way of Mazyck Road; thence S 77°59’20” W 344.82’ to a 5/8” iron rebar pin set, said 5/8” iron rebar pin being a boundary corner common to Tract P- l, Tract P-2 and TMS #478-02-00-020; thence N 11°56’24” W 104.61’ to a 5/8” iron rebar pin set; thence N 45°09’47” W 63.90’ to a 5/8” iron rebar pin found; thence N 30°45’35” E 23.59’ to a 5/8” iron rebar pin found; thence N 01°00’54” W 113.70’ to ½” iron rebar pin found, said ½” iron rebar pin found, said ½” iron rebar pin being a boundary corner common to Tract P-l, Tract P-2 and the southern right-of-way of Prospect Drive, a 50’ wide public right-of-way; thence N 79°34’29” E 323.69’ along the southern right-of-way of Prospect Drive to 5/8” iron rebar pin found; thence along the arc of a tangent curve to the right a distance of 47.48’ to a ½” iron rebar pin found; said curve having a radius of 30.02’, a delta angle of 90°36’10” and a chord bearing S 54°58’48” E 42.68’, said ½” iron rebar pin also being the Point of Beginning of Tract P-l; said Tract P-l, having an area of 2.32 acres, and having access from Prospect Drive, a 50’ public right-of-way, also from Mazyck Road, a 50’ public right-of-way, also from Mazyck Road, a 50’ public right-of-way, and more particularly shown on a plat entitled “A Plat Showing Property Line Adjustments T.M.S. #478-02-00-016, 478-02-00-089, 478-02-00-090 and Property Line Abandonment Between T.M.S. 478-02-00-088 and 478-02-00-090 City of North Charleston, Charleston County, South Carolina”, as done by BP Barber dated October 11, 2007 and recorded in Charleston County in Plat Book EL at page 215. The survey and plat referenced above is hereby incorporated into this property description by specific reference for a more complete and accurate description of the boundary of Revised Tract P-l.

Exhibit A-1

EXHIBIT B

SUBMISSION MATTERS

SEE ATTACHED.

EXHIBIT C

PROCEDURE AND METHOD OF PRORATION
AND OTHER ADJUSTMENTS

Prior to the Closing, the Seller and Purchaser shall jointly prepare a proposed closing statement containing the parties’ reasonable estimate of the items requiring proration and adjustment under Section 7.6 and other applicable Sections of this Agreement.  Subsequent to the Closing, final adjustments and resulting payments between the parties (“true-ups”) shall be made in cash or immediately available funds as soon as practical, but not later than one hundred twenty (120) days following the Closing Date.

2

EXHIBIT D

LEASED PROPERTY AGREEMENTS

NONE

3

EXHIBIT E

OCCUPANCY AGREEMENTS

1.	Mac-Gray Services, Inc. agreement to operate Guest Laundry machines

4

EXHIBIT F

OFF-SITE FACILITY AGREEMENTS

NONE

5

EXHIBIT G

OPERATING AGREEMENTS

1.	MSI – property management system maintenance (cannot be terminated)
2.	Lodgenet – television programming (cannot be terminated)
3.	SCE&G – utility service (cannot be terminated)
4.	Windstream – phone service (can be terminated at closing)
5.	Schindler – elevator maintenance (can be terminated at closing)
6.	Creative Realities – lobby music (can be terminated at closing)
7.	Simplex Grinnell – fire alarm monitoring (term has expired, but can be renewed)
8.	Comcast – internet service (term has expired so month-to-month)

6

EXHIBIT H

ENVIRONMENTAL REPORTS

NONE

7

EXHIBIT I

FINANCIAL INFORMATION

1.	2010 monthly P&L (stub year)
2.	2011 monthly P&L
3.	2012 monthly P&L
4.	January – March 2013 monthly P&L
5.	12/31/12 Balance Sheet
6.	3/31/13 Balance Sheet

8